Service Provider Agreement

Created by:

Anastasia Shv
anastasia.shv@sumsub.com

Prepared for:

Jeff Hinshaw
HUMBL, Inc.

COVER SHEET

This Cover Sheet and the Service Providing Terms and Conditions, including any schedules, annexes or appendices thereto (together the **"Agreement"**), are entered into by and between the Parties listed in the table below. Terms not defined in this Cover Sheet shall have the meaning given to them in the Service Providing Terms and Conditions.

SERVICE PROVIDER	**SUM AND SUBSTANCE LTD** incorporated and registered in England with company number 09688671, whose registered office is at 30 St. Mary Axe, London, England, EC3A 8BF. **Service Provider's Contact:** Name: **Erik Leino** Email: **erik.l@sumsub.com**
CUSTOMER	**HUMBL, Inc.** registered with company number **4154027**, whose office is at **600 B Street, B Street Suite 300, San Diego, CA 92101, USA**. VAT Number: **27-1296318** **Customer's Contact:** **Name: Jeff Hinshaw** **Email: jeff@humbl.com**
COMMENCEMENT DATE	10 / 03 / 2023 Within 30 calendar days from the Commencement Date, the Customer **is entitled to change the Commencement Date at its own discretion** by notifying the Service Provider in writing. In the absence of such notification , the Commencement Date **will be deemed unchanged. Unless otherwise provided in this Agreement**, the Customer may change the Commencement Date <u>only once</u>.

TERM	This Agreement shall start on the Commencement Date and continue for an initial period of 12 months (the "Initial Period"). Once the Initial Period expires, the Agreement will be automatically renewed for subsequent periods of 12 months each (the "Renewal Periods") unless terminated by either Party pursuant to the terms hereof. Notwithstanding the foregoing, the parties hereby agree that, should the Customer fully expend any given Deposit (as defined in Annex 2) before the respective Initial / Renewal Period (as the case may be) ends, the given Initial / Renewal Period (as the case may be) shall automatically expire and the Renewal Period / subsequent Renewal Period (as the case may be) shall commence.
BUSINESS PURPOSE	For clarity, the Customer may use the System (in its entirety or in part), as defined below, in its products or services for lawful purposes of remote identity verification, fraud prevention, enforcement of AML/CFT laws and regulations, internal risk management and due diligence procedures, and other similar purposes.
SPECIFICATION	Specification means the list and description of services to be rendered by the Service Provider in accordance with this Agreement as contained in Schedule 1 hereto.
SLA	SLA means the Service Level Agreement as contained in Annex 1 to this Agreement.
PRICE LIST	The general payment terms and options are listed in Annex 2 to this Agreement. Any special payment options agreed by the Parties shall constitute additional annexes to this Agreement.
DPA	DPA means the Data Processing Agreement as contained in Annex 3 to this Agreement.

In the event of conflict between this Cover Sheet and the attached Service Providing Terms and Conditions ("**Terms and Conditions**"), including any schedules, annexes or appendices thereto, this Cover Sheet shall prevail.

This Agreement shall become effective on the Commencement Date.

Signed by and on behalf of **HUMBL, Inc.:**

Name:**Jeff Hinshaw**

Title: **COO**

Jeff Hinshaw

17 / 03 / 2023

Signed for and on behalf of **Sum and Substance Ltd:**

Name: **Erik Leino**

Title: **Chief Operations Officer**

Erik Leino

17 / 03 / 2023

SCHEDULE 1

SPECIFICATION

1. Subject to the terms of this Agreement, the Service Provider shall provide to the Customer the following Services, including, where applicable, conducting Checks as described in the tables below and receiving Reports containing the results of such Checks:

KYC (Know Your Customer)

Name	Service Description
Verification Steps	
Identity Document Verification	Determination of whether a document is authentic, legitimate, and free of forgery or alteration.
Ongoing ID document monitoring (Addition to ID Verification)	Daily re-check of the validity of an identity document previously submitted by a given user, based on their expiry date. This includes sending automated requests for replacements if document expires.
Custom fields extraction	Extraction of custom fields, depending on regulatory requirements and/or business needs. These may include gender, tax number, address, additional number, etc.
Biometric checks (Liveness & Face match)	Biometric analysis of a person's facial movements that is compared with photographs on submitted ID documents. This is to ensure that a person is alive and to make sure of their presence at the time of the identity verification.
Face Authentication	Biometric analysis of a person's facial movements that is compared with photographs on submitted ID documents or previous selfies. This is to ensure that a person is alive and to make sure of their presence at the time of the authentication.
Known face search	Determination of whether a person's face is duplicated or is of a higher-risk applicant.

Name	Service Description
AML Screening: PEPs, sanctions, watchlists and adverse media	Determination of a natural person's presence or non-presence on global sanctions lists, PEP lists, watchlists, blocklists, or adverse media (OFAC, UN, HMT, EU, DFT etc.). This check is automated and does not make any final decisions on whether to onboard a given person (such decisions are made by the Customer at their own discretion). The results of this Check are solely based on potential matches between the user's personal data and the data contained in databases available to the Service Provider.
Ongoing AML monitoring (Addition to AML Screening)	Once AML screening is initiated and ongoing AML is connected, the system daily re-checks an applicant against AML watchlists (sanctions, PEPs, adverse media, etc). The fee is taken on a yearly basis per applicant.
Proof of address verification	Verification of addresses and residency through analysis of the following documents: - IDs bearing residential address; - Tax bills; - Utility bills; - Voter rolls; - Bank statements; - Other documents commonly accepted as proof of address.
Geolocation as Proof of Address Check	Detection of applicant's location using geolocation data of their device and verifying it against set rules.

Name	Service Description
Email Verification	Verification of email addresses to ensure their validity and that they belong to a real person. This includes: - Authentication with a code to ensure that the user has access to their mailbox; - Cross-validation of the customer's name, email address, IP address country and phone number country; - Duplicate name search (e.g. different persons have the same email address); - Review whether a user with this email address was involved into a fraudulent activity; - Overall risk assessment of the email address, scored on a scale of zero to one.
Phone Verification	Verification of phone numbers to ensure their validity and that they belong to a real person. This includes: - Authentication with a code to ensure that the user can be reached at this phone number; - Cross-validation of the customer's name, email address, IP address country and phone number country; - Duplicate name search (e.g. different persons have the same phone number); - Review whether a user with this phone number was involved into a fraudulent activity; - Overall risk assessment of the phone number, scored on a scale of zero to one. Customers can use Sumsub Twilio account (paid option) or their own. With their account customers can send sms codes worldwide, without registering in each county themselves.
SMS notification service	Email notification of users when necessary.
Crypto Transactions (monitoring)	A way to get additional information and risk scoring on the sources of funds received via crypto transactions. It's available for BTC, BCH, USDT, LTC, ETH, ERC20, ERC721, and XRP.
Bank Cards check	Verification that a bank card truly belongs to a user. Chargebacks are eliminated by identifying stolen payment cards before transactions are made.

Name	Service Description
Other services	
Team members	Maintenance of one or more active accounts in the System (dashboard) for the purposes of compliance, data management, customer support, etc. An account is considered "active" if it is logged into at least once during a given reporting (billing) period.
Pure API integration payable upon the Commencement Date; once this Service is chosen, all Check Charges automatically increase by 30 percent	Integration via API instead of Web SDK or Mobile SDK.
Add-on services	
Questionnaire	Questionnaire customization that enables gathering specific information from users (Customer Clients) as necessitated by other Checks or by the Customer's risk-assessment policies.
White labeling	Optional customization of branded elements, including: - Email notification to end users of verification results from own domain, - Custom domains for the dashboard, - Custom domains in external web links."
Support	
Technical support 24/7	Technical support 24/7
Document Processing	
ID document data extraction	Automatic extraction of data from identity documents for further processing. By default, five fields are extracted: - First name, - Last name, - Date of birth, - Document number, - Date of expiry. Depending on document type and country the set of fields may vary.

Name	Service Description
Proof of Address data extraction	Automatic extraction of address data from documents for further processing. By default, five fields are extracted: - Full name, - Address, - Date of issue. Depending on document type and country the set of fields may vary.
Bank card data extraction and sensitive data masking	Automated extraction of data from bank cards, including technology that protects sensitive data in accordance with data privacy and protection laws and PCI DSS.
Countries and document types restrictions	An option to adjust countries and documents you want to accept from 6500 documents and 220 countries and territories available.
Fraud Prevention	
Security features check	Checking various parameters of the document to identify fraud: - fonts, - holograms, - comparing a document with its template, - reviewing the required elements of the document.
Screenshots & Screen recapture	Identifying screenshots and if a person tries to present a picture on their device instead of a real picture.
Anti-photoshop check	Checking if any of the graphic editors were used to change info on the submitted images.
Behavioural risk score	Calculation of behavioural risk score based on various parameters: - Device Fingerprinting (IP, country), - Data inconsistency, - Suspicious behaviour factors.
Duplicate search	Search for applicants with the same personal data.

Name	Service Description
Higher-risk applicant control and alert	Where the suspected or proven identity theft for the following fraud reasons: - Documents forgery (physical or digital); - Documents of another person; - Stolen/leaked documents; - Deepfake; - Account abuse from one device; - Registration of a user forcibly by another person; - Account registration for a fraudster without knowledge of the document holder, etc. the applicant is assigned an alert as a higher risk of fraud by the System and is reported to the Customer. The Customer can block/reject their applicants according to the particular customer's terms and conditions breach, for instance, in case of financial fraud detected, money laundering, etc.
Verification Flow	
Assisted image capture	With machine learning technology defining the identity document in real time, users just need to place the document in front of the camera and the image will be captured automatically.
Fast fail	A way of Sumsub backend declining document images right in the moment of their upload. By default is set for all kinds of SDKs and can be used via API as well
Branding (styles: color, etc)	
Overall Features	
Web SDK	Sumsub widget that can be integrated into your service, the data will be transferred by API
Mobile SDK	Sumsub widget that can be integrated into your mobile app, the data will be transferred by API
Session generation via API	Opportunity to generate a session via API using our Web SDK.
Media download via API	After the verification process, customers can download all the media submitted by their users.
Media upload via API	Customers send media submitted by users to Sumsub by API.

Name	Service Description
Webhook configuration	Set up automatic notifications for specific events via email, messenger, or whatever channels work best for you.
Data retention	Retention of data related to Customer Clients (including information obtained or generated while providing other Services or as a result thereof) on the Service Provider's servers. User data is encrypted and stored on GDPR-compliant servers located at Uptime Institute classified Tier III data centers compliant with TIA-942 and PCI DSS standards. The data centers are protected technically and guarded physically around the clock by specially audited security personnel.
Consolidated accounts	Unite all the companies in your group in one system, with the ability to switch between them using one set of login credentials.
API health tracking	Developers can easily check whether API is operational from the dashboard.
Compliance Cockpit	
Team roles and permissions	Ability to customize your own roles and access levels for your team.
User journey builder	Dashboard interface to set up verification steps, accepted document types and countries. + Training "How to use Dashboard"
Case management	Ability to check each applicant, change automatic decisions manually. +Training "How to work with applicants"
Case investigation	Investigation on KYC cases like AML matches, document upload history, etc.
PDF export	PDF export
Basic statistics	Main by default graphs in the Dashboard. - Overview, - Conversions, - Requests received and checks completed, - Applicants verification speed, - WebSDK Geo Usage.

KYB (Know Your Business)

Name	Service Description
Automated Corporate Registry Check	Verification of the company details (company name, registration number, etc.) of a given legal entity through government corporate registry databases and other public records, where available.
Ownership and Management Structure Check	Verification of the existence, details, ownership and control structure of a legal entity through analysis of corporate documents and review of corporate registries, where available.
Intermediate Shareholder Check	Analysis of the corporate documents of an intermediary shareholder of a given legal entity, carried out in order to establish the latter's ultimate beneficial owner(s).
Corporate AML Screening: International Sanctions, Watchlists and Adverse Media	Determination of a legal entity's presence or non-presence on global sanctions lists, watchlists, blacklists, or adverse media (OFAC, UN, HMT, EU, DFT etc.). This check is automated and does not make any final decisions on whether to onboard a given person (such decisions are made by the Customer at their own discretion). The results of this check are solely based on potential matches between the company data of a legal entity and the data contained in databases available to the Service Provider.
Ongoing AML monitoring (Addition to AML Screening)	Daily re-check of an applicant against AML watchlists (sanctions, PEPs, adverse media, etc). Once AML screening is initiated, ongoing monitoring is included for one year.
Installation	One time installation fee

2. For clarity, a Check is deemed completed when a given Applicant is assigned a temporary or final “Rejected”, “Approved”, or "Resubmission requested" status in the System. If any Check from the table above is reiterated in respect of the same Applicant later than one calendar month from the moment when the first such Check was completed or, irrespectively of the timing, by the Customer or at the Customer's request, such reiteration shall be considered a new Check and, therefore, fully charged for in accordance with Annex 2 to this Agreement.

3. The Customer may choose all or some of the Services listed in the tables above; in the latter case, the Customer shall deliver to the Service Provider, prior to the Commencement Date, written notice specifying the chosen Services. Check marks left by the Customer next to the names of relevant Services in Annex 2 to this Agreement shall be considered an equal alternative to such notice.

SERVICE PROVIDING TERMS AND CONDITIONS

1. DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement, unless the context otherwise requires, the following definitions shall apply:

API means a set of functions and procedures that facilitate submission of applications for access to the features or data of the System.

Applicant means the end user (whether natural person or legal entity) providing documents, images, and other input data in respect of which the Service Provider performs Checks and other Services.

Business Purpose means the permitted purpose for which the Customer may use the System and the Services as detailed in the Cover Sheet. For clarity, the Business Purpose does not include determining an Applicant's eligibility for credit or insurance for personal, family or household purposes, employment or a government license or benefit.

Check means a subcategory of the Services consisting of analysis of documents, images, and other input data submitted by a given Applicant carried out in order to verify the Applicant's identity.

Commencement Date means the day this Agreement becomes effective as set out in the Cover Sheet.

Confidential Information means information disclosed by (or on behalf of) one party (the "Discloser") to the other party (the "Recipient") in connection with or in anticipation of this Agreement (including the content of this Agreement and Services itself) that is marked as confidential or, from its nature, content or the circumstances in which it is disclosed, might reasonably be supposed to be confidential. It does not include information (i) that the Recipient already knew, (ii) that becomes public through no fault of the Recipient, (iii) that was independently developed by the Recipient or (iv) that was lawfully given to the Recipient by a third party.

Customer System means any information technology system or systems owned or operated by Customer (if any) which receives any data from the Service Provider in accordance with this Agreement, including Customer's data processing facilities, data files and documents needed for processing.

Customer User means any member of the Customer's personnel authorised by the Customer to access and/or use the System (in its entirety or in part) under their own unique identifier provided by the Service Provider.

Fees means the charges payable by the Customer to the Service Provider in accordance with this Agreement and, specifically, Annex 2 hereof.

Good Industry Practice means, in relation to any undertaking and any circumstances, the exercise of skill, diligence, prudence, foresight and judgement and any expenditure that would reasonably be expected from a skilled person engaged in the same type of undertaking under the same or similar circumstances.

Intellectual Property Rights means all patents, rights to inventions, utility models, copyright and related rights, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Malicious Code means viruses, worms, time bombs, Trojan horses and other similar malware, files, scripts, agents or programs.

Reports means documents generated in the Dashboard and containing summaries of the Checks performed in respect of each given Applicant and of their results.

Security Feature means any key, PIN, password, token, smartcard, etc.

Support means the technical support to be provided by the Service Provider, including maintaining the System accurate, up-to-date, in good working order, and free from Malicious Code, and to restore it to normal operational conditions if unavailable.

System means a set of computer programs and databases owned and operated by the Service Provider in order to render the services described in Schedule 1 (the "**Services**"). The System includes an interactive software tool facilitating the communication between the Service Provider and the Customer and ensuring management and processing of requests for verification submitted by the Customer or by Applicants (the "**Dashboard**").

1.2 Where the expressions "include(s)", "including" or "in particular" are used in this Agreement, the list of words following them shall not be considered exhaustive.

1.3 References to clauses are to the respective clauses of this Agreement.

1.4 A reference to a party includes its successors and permitted assigns.

1.5 The headings in this Agreement are for ease of reference only and shall not affect its construction.

1.6 In this Agreement, if the context so requires, references to the singular shall include the plural and vice versa.

2.PARTIES' OBLIGATIONS

2.1 The Service Provider shall enable connection to the System on and from the Commencement Date and shall promptly provide the Services in accordance with the specifications set out in Schedule 1 (if any) and supply any new releases to the Customer.

2.2 Each party shall bear its own costs of establishing that connectivity provided that the Service Provider must provide the Customer with all reasonable assistance and information to achieve the connectivity in a

timely manner.

2.3 The Service Provider shall, for the duration of the Term, provide the Services to Customer in accordance with Good Industry Practice, Schedule 1 and the SLA.

2.4. The Customer acknowledges that for any reason, at any time, and without prior notice, the Service Provider may issue updates to the provided Services / the System, and agrees to use commercially reasonable efforts to install such updates in a timely manner. Failure of the Customer to update all versions of the Service Provider's Services / the System within 60 days of written upgrade notification from the Service Provider shall be considered a material breach in accordance with clause 8.3 of this Agreement. The Service Provider shall send written upgrade notifications via email address or through the System notification mechanism. The Service Provider shall not be in any way liable for the incorrect operation of the System due to the failure of the Customer to perform the obligation to update the Services / the System.

2.5 Unless agreed otherwise in written form or in this Agreement, the Customer may download, view, copy and print Reports and use the Services for the Business Purpose only and agrees that the Reports and Services may not be sold, transferred, commercially exploited or otherwise made available to, or used for the benefit of, any third party other than the Customer.

2.6. If the Customer is required by operation of any law or regulation to hold any license, permit, certificate or other authorization from any body or governmental authority to conduct any business in connection with which the Customer is entering into this Agreement (collectively the "Licenses") and since the Service Provider's Customer Due Diligence procedures require its customers to have a company website with a privacy policy and terms and conditions addressed to its end-users (collectively the "Information"), provision of any Services shall be conditioned on the Customer having obtained all such Licenses and Information. The Service Provider shall not, and shall not be under any obligation to, provide any Services until and unless all the necessary Licenses and Information have been obtained by the Customer. Upon receipt/provision of all relevant Licenses and Information, the Customer shall furnish evidence thereof to the satisfaction of the Service Provider. For the avoidance of doubt, this clause 2.6 does not postpone or delay the entry of this Agreement into force or override any of the provisions of clause 8.

3. INTELLECTUAL PROPERTY RIGHTS - OWNERSHIP AND PROTECTION

3.1 The Customer acknowledges and agrees that all Intellectual Property Rights in the System are the property of the Service Provider or its Service Providers (as the case may be) and the Customer shall have no rights in or to the System other than the right to use them in accordance with the express terms of this Agreement.

3.2. During the Term of this Agreement, the Service Provider hereby grants the Customer a non-exclusive, worldwide, non-transferable license to use the System and the related Documentation as is necessary to enable the Customer to make use of the Services in accordance with this Agreement.

4. CHARGES

4.1 For provision of the Services and use of the System, including receipt of any new releases, Support, or maintenance as per the terms of this Agreement, the Customer shall pay the Service Provider charges as detailed in Annex 2 to this Agreement.

4.2 Unless it is stated otherwise in Annex 2 to this Agreement, the Service Provider shall invoice the Customer no later than the 10th day of the month following the reporting period (meaning the period in which the chargeable Services were actually provided), and the Customer shall pay the correct invoices within 10 business days of receipt from the Service Provider. Time for payment will be of the essence.

4.3. The Service Provider shall have the right to suspend access to the Services until the Customer makes the due payment as required under clauses 4.1-4.2 and Annex 2 to this Agreement. Additionally, the Service Provider shall be entitled to claim interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgement. Interest under this clause shall be in the amount of 0.05 % of the due payment per each day of such delay.

5. CONFIDENTIALITY AND DATA PROTECTION

5.1 The Recipient shall: (a) maintain all Confidential Information in strict and absolute confidence and to refrain from any disclosure and/or publication and/or description and/or communication of Confidential Information, in whole or in part, to any third party whatsoever; (b) take all necessary precautions to keep Confidential Information confidential and apply the same security measures and degree of care to Confidential Information as the Recipient applies to its own confidential information; (c) inform the Discloser of any damage to or accidental loss of Confidential Information, including transfer to or use by unauthorized persons immediately; (d) not reverse engineer, de-compile or disassemble Confidential Information

5.2 The Recipient shall not: (a) use the Confidential Information in order to build a product or service which competes with the Services; (b) attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit, or distribute all or any portion of Confidential Information (as applicable) in any form or media or by any means to any individual or entity; or (ii) attempt to reverse compile, disassemble, reverse engineer or otherwise reduce to human-perceivable form all or any part of Confidential Information. Any breach of this clause will be deemed to be a material breach.

Notwithstanding the above, the Customer grants Sum and Substance a licence to access, download and use some parts of Confidential Information (including Personal Data as stated in Annex 3 herein) for: (a) analysing such information in accordance with the Sum and Substance Service functionality; (b) developing and testing service and new products to improve the functionality of the Services, designed for detection and prevention fraud, including by means of artificial intelligence (e.g. machine learning models) in order to fulfil the commitments in the Master Agreement, Schedule 1 and the SLA and provide competitive service; (c) identifying and flagging potentially fraudulent patterns and other signs of suspicious behaviour which could lead to or signal any illicit activity, and calculated risk score based on the said factors and alert customers in the framework of higher-risk applicant control and alert functionality; (d) producing anonymised or anonymised and aggregated statistical reports and research, and (e) producing and storing audit log records and reports based on information security and personal data protection requirements.

5.3. The Recipient shall not be prevented from disclosing Confidential Information to employees and/or professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep confidentiality no less restrictive than those contained herein. The Recipient will ensure that those people and entities: (a) use such Confidential Information only to exercise rights and fulfil obligations under this Agreement; and (b) keep such Confidential Information confidential. The Recipient shall remain liable for any act or omission by its employees and/or professional advisors.

5.4. The Recipient may also disclose Confidential Information when required by law after giving reasonable notice to the Discloser, such notice to be sufficient to give the Discloser the opportunity to seek confidential treatment, a protective order or similar remedies or relief prior to disclosure.

5.5. If so requested by the Discloser at any time by written notice to the Recipient, the Recipient shall promptly: (a) destroy or return to the Discloser all documents and materials (and any copies thereof) containing, reflecting, incorporating or based on the Discloser 's Confidential Information; (b) erase all Confidential Information from its own computer and communications systems, devices and other means of electronic storage; (c) erase all Confidential Information stored in electronic form in systems and data storage services owned by third parties; and (d) certify in writing to the Discloser that it has complied with the requirements of this clause 5.5.

5.6.Without affecting any other rights and remedies that the Discloser may have, the Recipient hereby agrees that damages would not be an adequate remedy for any breach by the Recipient of the provisions of this Agreement, and that the Discloser shall be entitled to remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Agreement.

5.7. Notwithstanding anything to the contrary, this Section 5 shall survive 3 years after the expiry or termination of this Agreement.

5.8 The Service Provider shall guarantee the level of protection of personal data that it received at the level required by the law applicable to such personal data (including the EU General Data Protection Regulation where applicable). The regime of personal data protection is set out in Annex 3 to this Agreement.

5.9 The Service Provider shall, subject to Clause 5.2, upon the relevant request of the Customer, transfer free of charge to the Customer without delay all the information collected within and in relation to offering its Services under this Agreement (including but not limited to various KYC and AML related information about the users). Service Provider shall transfer the information in a structured and organised manner (structured by the users, type of information etc.) to enable the Customer the subsequent use of the information. Upon the request for the transfer of information Customer and Service Provider shall agree upon the method of the transfer to achieve the goal set forth in this clause.

6. SECURITY FEATURES AND SUPPORT

6.1 Where the Service Provider uses Security Features in relation to the System, the Customer shall use reasonable endeavours to keep the Security Features confidential and not share the Security Features other than with the Customer Users and/or Applicants.

6.2 The Service Provider shall provide Support in accordance with its normal business practices and Good Industry Practice.

7. LIABILITY. LIMITATION OF LIABILITY

7.1 SUBJECT TO THE PROVISIONS OF CLAUSE 7.2, THIS ARTICLE 7 SETS OUT THE ENTIRE FINANCIAL LIABILITY OF EITHER PARTY (INCLUDING ANY LIABILITY FOR THE ACTS OR OMISSIONS OF EITHER PARTY'S EMPLOYEES, AGENTS AND SUB-CONTRACTOR) IN RESPECT OF: (A) ANY BREACH OF THIS AGREEMENT (excluding SLA provisions); AND (B) ANY USE MADE BY THE CUSTOMER OF THE SERVICES (INCLUDING THE REPORTS) OR ANY PART OF THEM; AND (C) ANY REPRESENTATION, STATEMENT OR TORTIOUS ACT OR OMISSION (INCLUDING NEGLIGENCE) OR BREACH OF STATUTORY DUTY ARISING UNDER OR IN CONNECTION WITH THE AGREEMENT.

7.2 NEITHER PARTY EXCLUDES OR LIMITS LIABILITY TO THE OTHER PARTY FOR: (A) FRAUD OR FRAUDULENT MISREPRESENTATION; (B) DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE; (C) A BREACH OF ANY TERMS IMPLIED BY SECTION 12 OF THE SALE OF GOODS ACT 1979 OR SECTION 2 OF THE SUPPLY OF GOODS AND SERVICES ACT 1982; (D) ANY INDEMNITIES UNDER THIS AGREEMENT OR (E) ANY MATTER FOR WHICH IT WOULD BE UNLAWFUL FOR THE PARTIES TO EXCLUDE LIABILITY.

7.3 SUBJECT TO CLAUSE 7.2, EACH PARTY SHALL NOT IN ANY CIRCUMSTANCES BE LIABLE WHETHER IN CONTRACT, TORT (INCLUDING FOR NEGLIGENCE AND BREACH OF STATUTORY DUTY HOWSOEVER ARISING), MISREPRESENTATION (WHETHER INNOCENT OR NEGLIGENT), RESTITUTION OR OTHERWISE, FOR: (A) ANY LOSS OF PROFITS; (B) ANY LOSS OR CORRUPTION OF DATA OR INFORMATION; (C) LOSS OF BUSINESS OPPORTUNITY; (D) LOSS OF REPUTATION OR GOODWILL; OR (E) SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES; SUFFERED OR INCURRED BY THE OTHER PARTY (WHETHER OR NOT SUCH LOSSES WERE WITHIN THE CONTEMPLATION OF THE PARTIES AT THE DATE OF THIS AGREEMENT). THE SERVICE PROVIDER SHALL NOT BE LIABLE FOR LOSS SUFFERED BY THE CUSTOMER IF THE CUSTOMER HAS INSTRUCTED SERVICE PROVIDER TO DELETE THE UNDERLYING PERSONAL DATA.

7.4 SUBJECT TO CLAUSE 7.2, EACH PARTY'S TOTAL AGGREGATE LIABILITY IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND BREACH OF STATUTORY DUTY HOWSOEVER ARISING), MISREPRESENTATION (WHETHER INNOCENT OR NEGLIGENT), RESTITUTION OR OTHERWISE, ARISING IN CONNECTION WITH THE PERFORMANCE OR CONTEMPLATED PERFORMANCE OF THIS AGREEMENT OR ANY COLLATERAL CONTRACT SHALL IN ALL CIRCUMSTANCES BE LIMITED TO 100% OF THE TOTAL FEES PAID BY THE CUSTOMER TO THE SERVICE PROVIDER DURING THE 3-MONTH PERIOD IMMEDIATELY BEFORE THE DATE ON WHICH THE CAUSE OF ACTION FIRST AROSE.

7.5 The Service Provider shall indemnify, defend, and hold harmless the Customer and their respective officers, shareholders, directors, and personnel, (and keep such individuals indemnified on a full indemnity basis), from and against any reasonable third party claims, suits, hearings, actions, damages, liabilities,

fines, penalties, costs, losses, judgments or expenses ("**Claims**"), including reasonable attorneys' fees, arising out of or relating to: (i) a breach by the Service Provider of its representations and warranties pursuant to section 9.2 of this Agreement (except to the extent that a Claim is caused by the Customer's negligence or breach of its representations and warranties or its other obligations under this Agreement); (ii) fraud or fraudulent misrepresentation by the Service Provider in connection with the Agreement. The Customer shall indemnify, defend, and hold harmless the Service Provider and their respective officers, shareholders, directors, and personnel, (and keep such individuals indemnified on a full indemnity basis), from and against any Claims, including reasonable attorneys' fees, arising out of or relating to: (i) a breach by the Customer of its obligations, representations and warranties pursuant to this Agreement (except to the extent that a Claim is based on the Service Provider's breach of its representations and warranties); (ii) willful misconduct of the Customer in connection with its use of the Services; (iii) fraud or fraudulent misrepresentation by the Customer in connection with the Agreement.

7.6 SUBJECT TO CLAUSE 7.2, THE CUSTOMER ASSUMES SOLE RESPONSIBILITY FOR CONCLUSIONS DRAWN FROM USE OF THE SERVICES (INCLUDING THE REPORTS).

8. TERM AND TERMINATION

8.1 This Agreement shall commence on the Commencement Date. Unless terminated earlier in accordance with clauses 8.2 or 8.3 this Agreement shall continue for the duration of the Term as specified in the Cover Sheet.

8.2 Each Party may terminate this Agreement at any time for convenience by giving the other Party no less than 30 days prior written notice.

8.3 Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, either party may terminate this Agreement with immediate effect by giving written notice to the other party if: (a) the other party is in material breach of this Agreement where the breach is incapable of remedy; or (b) the other party is in material breach of this Agreement where the breach is capable of remedy and fails to remedy that breach within fourteen (14) days after receiving written notice of such breach; or (c) the other party is in violation of applicable law or (d) the other party enters into an arrangement or composition with or for the benefit of its creditors, goes into administration, receivership or administrative receivership, is declared bankrupt or insolvent or is dissolved or otherwise ceases to carry on business; or (e) any analogous event happens to the other party in any jurisdiction in which it is incorporated or resident or in which it carries on business or has assets.

8.4 Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement shall remain in full force and effect. Termination of this Agreement, for any reason, shall not affect the accrued rights, remedies, obligations or liabilities of the parties existing at termination.

8.5 On any termination of this Agreement for any reason or expiry of the Term, each party shall as soon as reasonably practicable return or destroy (as directed in writing by the other party) all data, information, software, and other materials provided to it by the other party in connection with this Agreement including all materials containing or based on the other party's Confidential Information.

8.6 The Service Provider reserves the right to temporarily suspend the Customer's access to the System and/or the Services and/or terminate this Agreement with immediate effect at its own discretion without liability of any kind where it knows or reasonably suspects that: (a) the Customer (including any of its subsidiaries, any director, officer, agent, employee or affiliate of the Customer or any of its subsidiaries) is in breach of any applicable laws and regulations or is subject to any local or international sanctions (including any sanctions administered or enforced by the U.S. government or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty's Treasury or other relevant sanctions authority) or restrictions; (b) the Customer infringes the intellectual property rights of the Service Provider or its counterparties; (c) the Customer's activity may, in the opinion of the Service Provider, be detrimental to the interests or business reputation of the Service Provider or its counterparties.

9. GENERAL

9.1 Neither party will be liable for any delay or non-performance of its obligations under this Agreement to the extent that such delay or non-performance is a result of any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labour conditions, power failures, and Internet disturbances.

9.2. REPRESENTATIONS AND WARRANTIES.

9.2.1 The Parties warrant, represent and covenant that: (a) they are duly incorporated, organized and validly existing under the under the applicable law; (b) they have good and sufficient capacity, power, authority and right to enter into, execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform the covenants and obligations contained herein; and (c) all necessary corporate action has been taken by the Parties to authorize and approve the execution and delivery of this Agreement, the completion of the transactions contemplated hereby and the observance and performance of the covenants and obligations contained herein.

9.2.2 The Customer warrant, represent and covenant that it will not: (a) use the Services to discriminate against the Applicant or in a manner that causes damage or injury to any person or property; (b) use the Services in a manner that could be reasonably expected to bring Service Provider into disrepute or otherwise harm its reputation; (c) act or omit to act in a way which interferes with or compromises the integrity or security of the Services; and (d) make the Services available or otherwise use the Services in any jurisdiction where the Services are not permitted by applicable law.

9.2.3 **NO WARRANTY.** No conditions, warranties or other terms apply to any Services supplied by the Service Provider under this Agreement other than the conditions, warranties and terms expressly set forth herein. The Service Provider hereby disclaims any implied warranties whether arising under law, through course of dealing, or otherwise, (including any implied warranties of non-infringement, title, satisfactory

quality, fitness for purpose, merchantability or conformance with description). In addition, the Service Provider does not warrant or enter into any other term to the effect that any technology provided in connection with this Agreement will be entirely free from defects or that its operation will be entirely error free. The Customer understands that the Service Provider obtains the information reported in its reports from various third party sources "as is", and therefore is providing the information to the Customer "as is". The Services are not intended to be used as the sole basis for any business decision (including where those business decisions concern Applicant). The Customer agrees that Service Provider has no liability for any inaccuracy, incompleteness or other error in the Services which arises as a result of data provided by the Customer or any third party.

9.3 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties. Failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of such (or any other) right or remedy.

9.4 If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of the Agreement; and (a) the parties shall immediately commence good faith negotiations to remedy such invalidity; and (b) the validity and enforceability of the other provisions of the Agreement as applicable shall not be affected.

9.5 This Agreement constitutes the whole agreement between the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this Agreement. Each party acknowledges that in entering into this Agreement it has not relied upon any oral or written statements, collateral or other warranties, assurances, representations or undertakings which were made by or on behalf of the other party in relation to the subject-matter of this Agreement at any time before its signature other than those which are set out in this Agreement.

9.6 Except as expressly stated otherwise, nothing in this Agreement shall create or confer any rights or other benefits in favour of any person other than the parties to this Agreement. Except as expressly stated otherwise, nothing in this Agreement shall create an agency, partnership or joint venture of any kind between the parties. Neither party shall have authority to act in the name of or on behalf of the other, or to enter into any commitment or make any representation or warranty or otherwise bind the other in any way.

9.7 Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other such consent not to be unreasonably withheld save that either party can assign to an acquirer of all or substantially all of the assets of a party without the consent of the other.

9.8 Each party is only permitted to make public announcements and/or publish written materials concerning the other party and/or the existence and nature of the business relationship between the parties if the other party has given its prior written consent to the content of such an announcement or the text of such a written material, except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction. However, notwithstanding this and clause 3 of this Agreement, the Service Provider may freely use the Customer's

trademarks (including logos) for promotional purposes for the sole purpose of publicly identifying the Customer as its counterparty.

9.9 All notices must be in English, in writing, addressed to the other party's primary contact and sent to their then current postal address or email address or other address as either party has notified the other in accordance with this clause. All notices shall be deemed to have been given on receipt as verified by written or automated receipt or electronic log (as applicable).

9.10 The parties shall: (i) comply with all applicable laws (including any obligation of the Customer to seek prior regulatory review, approval, or similar), statutes and regulations relating to anti-bribery and anti-corruption including to the Bribery Act 2010 (Relevant Requirements); (ii) not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK; (iii) promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by it in connection with the performance of this Agreement.

9.11 This Agreement and all disputes and claims arising out of or in connection with it are governed by English law. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the "SCC").

The Rules for Expedited Arbitrations shall apply where the amount in dispute does not exceed EUR 100,000. Where the amount in dispute exceeds EUR 100,000 the Arbitration Rules shall apply. The Arbitral Tribunal shall be composed of a sole arbitrator where the amount in dispute exceeds EUR 100,000 but not EUR 1,000,000. Where the amount in dispute exceeds EUR 1,000,000, the Arbitral Tribunal shall be composed of three arbitrators. The amount in dispute includes the claims made in the Request for Arbitration and any counterclaims made in the Answer to the Request for Arbitration. The language to be used in the arbitral proceedings shall be English.

ANNEX 1

SERVICE LEVEL AGREEMENT

1.1 This Service Level Agreement (**"SLA"**) is a policy governing the use of the Sum and Substance API and/or Web/Mobile SDK (depending on which type of integration is chosen, hereinafter "S&S Service") between Sum and Substance Ltd (the **"Service Provider"**) and the user of the S&S Service - **HUMBL, Inc.** (the **"Customer"**).

1.2 Except as otherwise provided herein, this SLA is subject to the terms of the Agreement. Terms not otherwise defined herein will have the meaning given to them in the Agreement.

1.3 Service Availability: **"Service Availability"** means that the S&S Service may be accessed and used by the Customer for the Business Purpose and in accordance with the Permitted Purpose.

1.4 Uptime commitment: the Service Availability of the S&S Service shall be ninety-nine and five tenths percent or more (99.5%) in each calendar month.

1.5 Uptime measurement: the Service Provider will measure uptime by checking the response of the S&S Service. Every one (1) minute, a third-party service will attempt to access the S&S Service. If the service does not receive a successful HTTPS response – that is, a HTTPS response code of 2XX or 3XX – then that will count as one minute of downtime. The unavailability of the S&S Service will be calculated from the time that such unavailability is reported by the Customer to the Service Provider at info@sumsub.com.

1.6 Service Credits: If the Service Provider fails to meet the Uptime commitment during any one calendar month period, then the Customer will be eligible for a service credit (the **"Service Credit(s)"**) in the amount of five percent (5%) of the monthly fee agreed in Annex 2. For every additional one (1) percent of the calendar month that the Uptime commitment is not met, the Customer will be eligible for an additional Service Credit in the amount of five percent (5%) of the monthly service fee agreed in Annex 2, up to 50% of the monthly service fee agreed in Annex 2.

1.7 Credit requests and Payment: To request a credit, the Customer sends email at info@sumsub.com within 15 working days of the end of the calendar month in which the failure occurred. The Customer must include either username or API key, and dates and times of unavailability. If the Service Provider confirms that the Customer is owed Service Credits, the Service Provider shall issue a credit to the Customer's account within ten (10) business days. Credits may only be used against future billing charges. The Service Credits shall be the Customer's sole and exclusive remedy for any failure of the Service Provider to operate in accordance with the SLA save that if the Service Provider breaches this SLA three or more times in any 4 months period, the Customer may terminate the Agreement subject to giving the Service Provider prior written notice.

1.8 Exclusions: The calculation of Uptime commitment excludes instances of: force major events, Scheduled Maintenance, or Emergency Maintenance. Scheduled Maintenance means Service Provider may conduct

up to five (5) hours per calendar month of scheduled maintenance for purposes of performing maintenance on the System, or installing upgrades, fixes or reconfigurations. Emergency Maintenance means Service Provider may conduct emergency maintenance with no prior notice in order to resolve server security issues or other emergency issues. Service Provider will use best endeavours to notify Customer at the beginning and end of such maintenance, and will provide details on the nature of the work being performed.

ANNEX 2

PRICE LIST

1. Fees

1.1 Subject to the chosen types of Services, the Customer may be obliged to pay the Service Provider Deposits and/or Commitment (as the main payment options), Check Charges, Service Charges, Subscription Fees and/or Installation Fee as set out in clauses 2 and 3 below ("**Fees**"). For the avoidance of doubt, all Fees shall be non-refundable. The definitions given below shall have the same meaning in any supplemental agreement as may be concluded by the Parties unless stated otherwise in the given supplemental agreement.

1.1.1 **Deposits** are paid regularly (upon the Commencement Date and upon the commencement of each Renewal Period). THE CUSTOMER FULLY ACKNOWLEDGES, ACCEPTS AND AGREES BY SIGNING THIS AGREEMENT THAT THE DEPOSIT IS **NON-CANCELLABLE, NON-REFUNDABLE, AND NON-RECOUPABLE** AND **PAID ON AN UNCONDITIONAL BASIS** (IRRESPECTIVELY OF WHETHER ANY CHECKS WERE CONDUCTED AND/OR OTHER SERVICES RENDERED WITHIN THE INITIAL PERIOD OR THE GIVEN RENEWAL PERIOD, AS THE CASE MAY BE). FOR CLARITY, ONCE THE INITIAL PERIOD OR A GIVEN RENEWAL PERIOD (AS THE CASE MAY BE) ENDS, THE UNUSED PART OF THE RESPECTIVE DEPOSIT **AUTOMATICALLY EXPIRES AND IS NOT SUBJECT TO REFUNDS.** Notwithstanding this, subject to paying the Deposit, the Customer shall be entitled to use a respective number of Checks and/or other Services within the Initial Period or the given Renewal Period, as the case may be, such number to be calculated based on the price of an individual Check / other Services as set out in clause 3 below. Once a Deposit is exceeded, any additional Checks and other Services are billed separately as further detailed below.

1.1.2. **Commitment** is paid regularly (once in a reporting period), on an unconditional basis (irrespectively of whether any Checks were conducted and/or other Services rendered within the given reporting period). Notwithstanding this, subject to paying the Commitment, the Customer shall be entitled to use a respective number of Checks and/or other Services within the given reporting period, such number to be calculated based on the price of an individual Check / other Services as set out in clause 3 below. Once the Commitment is exceeded, any additional Checks and other Services are billed separately.

1.1.3 **Check Charges** and **Service Charges** are paid separately for each Check conducted and for other Services rendered in excess of the Deposit or the Commitment, as the case may be, within the Initial Period or the given Renewal Period (as regards the Deposit) or within a given reporting period (as regards the Commitment).

1.1.4 **Subscription Fees** are paid for the provision of specific Services, regularly (once in a reporting period) and on an unconditional basis. Subscription Fees may be deductible or non-deductible from the Deposit as detailed in clause 3 below; they are not deductible from the Commitment.

1.1.5 **Installation Fee** is paid once for the activation of a given Service. The Installation Fee may be deductible or non-deductible from the Deposit as detailed in clause 3 below; it is not deductible from the Commitment.

1.2 The Fees do not include any applicable taxes, levies, duties, or other similar exactions imposed by a legal, governmental, or regulatory authority in any applicable jurisdiction, including, without limitation, sales, use, value-added, consumption, communications, or withholding taxes, where applicable.

1.3 The Service Provider reserves the right to adjust any Fees payable by the Customer under this Agreement, effective as of the commencement of the following Renewal Period, provided, however, that a) any increase in the Fees may only be executed once in 12 months and shall not exceed fifteen percent (15%) of the Fees that were in effect prior to such adjustment, and b) the Service Provider shall notify the Customer of such adjustment not later than 30 days prior to the prospective date of its enforcement. If the Customer fails to object to the notice, the Customer shall be deemed to have agreed to the adjustment.

NOTWITHSTANDING THE FOREGOING, **PROVIDED THAT THE CUSTOMER FAILS TO PAY ANY GIVEN DEPOSIT IN DUE TIME, THE SERVICE PROVIDER RESERVES THE RIGHT TO INCREASE ANY FEES (EXCLUDING THE DEPOSIT) BY 25% FOR THE PERIOD STARTING ON THE DAY THE CUSTOMER WAS INVOICED FOR THE RESPECTIVE DEPOSIT AND UNTIL THE 1ST DAY OF THE MONTH FOLLOWING THE MONTH WHEN THE RESPECTIVE DEPOSIT WAS PAID IN FULL**.

However, if the Customer pays the Deposit in due time, the Fees for the Services accessed within the period starting on the day the Customer was invoiced for the respective Deposit and until the respective Deposit was paid in full shall be calculated in accordance with clause 3 below and automatically deducted from the respective Deposit if applicable.

2. <u>Schedule of payments</u>

2.1 Any Fees shall be payable by the Customer in accordance with the invoicing procedure set out in clause 2.3 below and in the amount detailed in clause 3 below.

2.2 The reporting period shall constitute one calendar month.

2.3 The Service Provider shall invoice the Customer as follows:

2.3.1 for the Deposit, as reasonably practicable upon the Commencement Date or upon the commencement of any given Renewal Period, as the case may be;

2.3.2 for the Commitment, no later than the 10th day of the month following the reporting period;

2.3.3 for the Check Charges and/or Service Charges, if any, no later than the 10th day of the month following the reporting period;

2.3.4 for the Subscription Fees, if any, no later that the 10th day of the reporting period;

2.3.5 for the reduced Subscription Fees as described in clause 1.1.4 above, if applicable, as reasonably practicable upon the Commencement Date or upon the commencement of any given Renewal Period, as the case may be;

2.3.6 for the Installation Fee, if any, as reasonably practicable upon the Commencement Date.

2.4 Any undisputed invoices shall be paid by the Customer within 10 days of receipt from the Service Provider.

3. Tables of charges

3.1 Check Charges / Service Charges / Subscription Fees / Installation Fee and Main Payment Options

3.1.1. The list of the chosen Services may be amended based on:

- written notice delivered by the Customer to the Service Provider via the email with domain:

a. stated on the Cover Sheet;
b. www.humbl.com ;
c. that could be authorised by the Customer in the future based on the written request.

- the fact that the Customer starts using such Service via the Dashboard.

In any aforementioned case the Service Provider shall proceed to charge from the first day of the Customer's use of such Service.

KYC (Know Your Customer)

Main Payment Option:

Deposit, USD per year
25 000

Name	Price Up To 5000 Checks Per Month USD	Price Over 5000 To 10000 Checks Per Month USD	Price Over 10000 Checks Per Month USD	Billing Option	Deductible
Verifcation Steps					
☑ Identity Document Verification	0,72	0,66	0,62	per check	Yes
☑ Ongoing ID document monitoring (Addition to ID Verification)	0,02	0,02	0,02	per ID	Yes
☐ Custom fields extraction	0,05	0,05	0,05	per field	Yes

Name	Price Up To 5000 Checks Per Month USD	Price Over 5000 To 10000 Checks Per Month USD	Price Over 10000 Checks Per Month USD	Billing Option	Deductible
☑ Biometric checks (Liveness & Face match)	0,32	0,30	0,28	per check	Yes
☑ Known face search	0,10	0,10	0,10	per check	Yes
☐ Face Authentication (per session)	0,22	0,20	0,19	per session	Yes
☑ Proof of address verification	1,05	1,03	1,00	per check	Yes
☑ Geolocation as Proof of Address Check	0,23	0,21	0,19	per check	Yes
☑ AML Screening: PEPs, sanctions, watchlists and adverse media	0,40	0,38	0,36	per check	Yes
☑ Ongoing AML monitoring (Addition to AML Screening)	0,07	0,07	0,07	per check	Yes
☑ Email Verification	0,03	0,03	0,03	per succesful verification	Yes
☑ Phone Verification	0,03	0,03	0,03	per succesful verification	Yes
☑ SMS notification service	0,08	0,08	0,08	per SMS when using Sumsub account in Twilio	Yes
☐ Crypto Transactions (monitoring)	0,50	0,48	0,47	per check, min commitment 500 EUR / month	Yes
☐ Bank Cards check	0,52	0,50	0,48	per check, min commitment 500 EUR / month	Yes

Other services

Name	Price Up To 5000 Checks Per Month USD	Price Over 5000 To 10000 Checks Per Month USD	Price Over 10000 Checks Per Month USD	Billing Option	Deductible
Team Charged per each active account maintained in the System (dashboard) by the Service Provider for the Customer's personnel to use in a given reporting period; if the Customer only has 4 or fewer active accounts, the Service is free of charge.	20,00	20,00	20,00	per month	Yes
☐ Pure API integration payable upon the Commencement Date	1 500,00	1 500,00	1 500,00	per each API key generated for the Customer	No
Add-on services					
☐ Questionnaire	100,00	100,00	100,00	per month; Subscription fee	Yes
☐ Document attachment to questionnaire	0,10	0,10	0,10	per document	Yes
☐ White labeling	450,00	450,00	450,00	per month; Subscription fee	No

Support	
Technical support 24/7	Free
Document Processing	
ID document data extraction	Free. Fields: First name Last name Date of Birth Date of expiry Document number

Proof of Address data extraction	Free. Fields: Full name Address Issue date
Bank card data extraction and sensitive data masking	Free
Countries and document types restrictions	Free
Fraud Prevention	
Security features check	Free
Screenshots & Screen recapture	Free
Anti-photoshop check	Free
Behavioural risk score	Free
Duplicate search	Free
Higher-risk applicant control and alert	Free
Verification Flow	
Assisted image capture	Free
Fast fail	Free
Branding (styles: color, etc)	Free
Overall Features	
Web SDK	Free
Mobile SDK	Free
Session generation via API	Free
Media upload via API	Free
Media download via API	Free
Webhook configuration	Free
Data retention	Free
Consolidated accounts	Free
API health tracking	Free
Compliance Cockpit	

Team roles and permissions	Free
User journey builder	Free
Case management	Free
Case investigation	Free
PDF export	Free
Basic statistics	Free

KYB (Know Your Business)

Main Payment Option:

Deposit, USD per year
6 500

Name	Price USD	Billing Option	Deductible
☑ Automated Corporate Registry Check	1,50	per check	Yes
☑ Ownership and Management Structure Check	30,00	per check	Yes
☑ Intermediate Shareholder Check	15,00	per check (for each additional legal entity the corporate documents of which are analyzed in the course of the Check in order to establish the ownership structure of the given legal entity)	Yes
☑ Corporate AML Screening: International Sanctions, Watchlists and Adverse Media	0,30	per check	Yes
☑ Ongoing AML monitoring (Addition to AML Screening)	0,07	per check (during one year, after the AML Screening completion)	Yes

Name	Price USD	Billing Option	Deductible
☑ Installation	1 000,00	one time; Installation fee	No

ANNEX 3

DATA PROCESSING AGREEMENT - EU/UK

PARTIES

1. **Customer** defined as the Customer in the Master Agreement **(Customer)** and

2. **Sumsub**, defined as the Service Provider in the Master Agreement **(Sumsub)**.

BACKGROUND

a. The **Customer** and **Sumsub** entered into a Master Agreement dated (commencement date) 10 / 03 / 2023 that requires **Sumsub** to process Personal Data in relation to the subject matter of the Master Agreement.

b. This Personal Data Processing Agreement (**Agreement**) sets out the additional terms, requirements, and conditions on which **Sumsub** will process Personal Data when providing services under the Master Agreement. This Agreement contains the mandatory clauses required by applicable Data Protection Legislation for contracts regarding data sharing and data processing activities.

AGREED TERMS

1. Definitions and interpretation

The definitions of the EU General Data Protection Regulation (GDPR), in particular Art. 4 EU GDPR, as well as those of the Master Agreement, apply to this Agreement. In addition, the following definitions shall be applicable:

a. **Authorised Persons**: the persons or categories of persons that the Customer authorizes to give Sumsub Personal Data processing instructions pursuant to clause 2.1. (a).

b. **Applicant's information:** any information of Applicant, including Personal Data related to Applicant, tags of approval, rejection and resubmission, as well as log information.

c. **Business Purposes**: execution of the Master Agreement or any other purpose specifically defined by the Customer in Annex A.

d. **Data Subject**: an individual who is the subject of Personal Data, whose Personal Data is processed under this Agreement (can be referred to as 'Applicant').

e. **Personal Data**: means any information relating to an identified or identifiable natural person which is processed as a result of, or in connection with, the provision of the services under the Master Agreement; an identifiable natural person is the one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, identification number, location data, an online

identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person (Data Subject).

f. **Processing, processes and process**: either any activity that involves the use of Personal Data or as the Data Protection Legislation may otherwise define processing, processes or process. It includes any operation or set of operations which is performed on Personal Data or on sets of personal data, whether or not by automated means, such as collection, recording, organisation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction. Processing also includes transferring Personal Data to third parties.

g. **Data Protection Legislation**: all applicable privacy and data protection laws, including the EU General Data Protection Regulation (*(EU) 2016/679*) ('**EU GDPR**') and the UK General Data Protection Regulation ('**UK GDPR'**) and the Data Protection Act 2018; any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of Personal Data and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications Directive (2002/58/EC) and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426).

h. **Personal Data Breach**: a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data transmitted, stored or otherwise processed.

1.2 This Agreement is subject to the terms of the Master Agreement and is incorporated into the Master Agreement. Interpretations and defined terms set forth in the Master Agreement apply to the interpretation of this Agreement.

1.3. Any Annexes to this Agreement form a part of this Agreement and will have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes Annexes.

The Agreement includes the following Annexes:

Annex A: Data Processing Instruction

Annex B: Consent and Privacy Totice Wording

Annex C: Technical and organisational measures description

Annexes D - 1, D - 2, D - 3: Standard Contractual Clauses and Addendum

Annex E: List of Subprocessors

1.4. A reference to writing or written includes faxes, email and electronic messaging services, which the parties typically use to exchange information in order to execute the Master Agreement.

1.5. In the case of conflict or ambiguity between

a. any provision contained in the body of this Agreement and any provision contained in any Annex hereto, the provision in the body of this Agreement will prevail;

b. any of the provisions of this Agreement and the provisions of the Master Agreement, the provisions of this Agreement will prevail.

2. Personal Data processing

2.1.The Customer and Sumsub acknowledge and agree that for the purpose of the Data Protection Legislation:

a. Sumsub processes Personal Data provided by the Customer in relation to the Customer's use of Services as a processor. The Customer is a controller which determines the purposes and scope of processing and instructs Sumsub on how to process Personal Data. Specifically, the Customer will provide or make available to Sumsub, the specific purposes, duration and nature of such collection being described in Annex A. The Customer retains control of the Personal Data and remains responsible for compliance with its obligations under the applicable Data Protection Legislation and for the processing instructions it gives to Sumsub, while Sumsub will process Personal Data as described in this Agreement or in the respective instructions and implement appropriate technical and organisational measures as set out in clause 5 of this Agreement. Where applicable, Sumsub is responsible for storing the applicant's information, including any Personal Data, tagged with the corresponding risk level by the Customer. In case the fraud suspicion or commitment is reasonably high, the Customer, pursuant to its purposes related to fraud prevention and/or avoidance, authorises Sumsub to assign a relevant risk score to the applicant's information. Where Sumsub acts as a Processor on the Customer's behalf, the parties will also comply with the obligations set out in this Agreement.

b. In some circumstances, Sumsub may process and aggregate some of the Personal Data provided by Customer with data received from other sources (including Data Providers and other customers) as an independent controller for the purposes of development and improvement of the Services, including means of artificial intelligence (e.g. machine-learning techniques), flagging potentially fraudulent patterns which could lead to or signal of any illicit activity, provision customers with calculated risk score information and information about the increased risk of fraud to assist Customers in determining whether the user is a genuine user or there is a potential risk of impersonation fraud, concealing a real identity etc. and log audit reports as applicable, provided that Sumsub's processing purposes are compatible with the Customer's. Sumsub warrants that such processing relates to preventing and detecting fraud and other illicit activity as part of substantial public interest, and the Customer hereby authorises such use, including profiling of Personal Data. Even after the Customer's relationship with Sumsub is terminated, Sumsub may retain the Personal Data and related inferences where it has a lawful basis for doing so, including for purposes of Sumsub's own legitimate interests of continuing to provide services for all Sumsub customers, complying with its legal obligations, resolving disputes, and enforcing its agreements and serving the (substantial) public interest. Where Sumsub acts as an independent controller, each party shall be individually responsible for its own processing of the Personal Data and compliance with Applicable Data Protection Legislation unless otherwise provided herein.

2.2. To the extent the Customer provides Personal Data related to the execution of the Master Agreement via Sumsub's website, dashboard, or other communication means (including in connection with any requests),

Sumsub will process such Personal Data in accordance with Sumsub's privacy notice available at https://sumsub.com/privacy-notice/

2.3. Party shall notify the other Party of any request for the disclosure of Personal Data by a governmental or regulatory body or law enforcement authority (including any data protection supervisory authority) unless otherwise prohibited by law or a legally binding order of such body or agency in accordance with clause 18 of this Agreement.

3. Parties' obligations

3.1. Sumsub's obligations as the Processor:

a. Sumsub will only process the Personal Data to the extent and in such a manner as is necessary for the Business Purposes and this Agreement. Sumsub will also process Personal Data in accordance with the Customer's written instructions from Authorised Persons, if applicable. Sumsub will not process the Personal Data for any other purpose or in a way that does not comply with this Agreement or Data Protection Legislation.

b. Sumsub must promptly comply with any of the Customer's requests or instructions from Authorised Persons requiring Sumsub to rectify, transfer, delete or otherwise process the Personal Data, or to stop, mitigate or remedy any unauthorised processing. Sumsub must promptly notify the Customer if, in its opinion, the Customer's instruction would not comply with Data Protection Legislation.

c. Sumsub will maintain the confidentiality of all Personal Data and will not disclose Personal Data to third parties unless the Customer or this Agreement generally authorises the disclosure or as required by law. If a law, court, regulator or supervisory authority requires Sumsub to process or disclose Personal Data, Sumsub must first inform the Customer of the legal or regulatory requirement and give the Customer an opportunity to object or challenge the requirement unless the law prohibits such notice.

d. Sumsub will reasonably assist the Customer with meeting the Customer's compliance obligations under Data Protection Legislation, taking into account the nature of Sumsub's processing and the information available to Sumsub, including in relation to Data Subject rights, data protection impact assessments and reporting to and consulting with supervisory authorities under the Data Protection Legislation.

3.2. Customer's obligations as the Controller:

a. The Customer represents and warrants that it has taken all the required measures to ensure that Sumsub and subprocessors may lawfully process the Personal Data in accordance with the applicable Data Protection Legislation.

b. The Customer ensures that any and all required privacy notices have been given to the data processing subjects and, where required, all necessary consents obtained, which are sufficient in scope to enable each Party to Process the Personal Data as envisaged under this Agreement and in accordance with the Applicable Data Protection Legislation, including the transfer of such Personal

Data to and by Sumsub (including by having provided all necessary notices and obtained all necessary consents for Sumsub to process biometric data pursuant to Article 9 of the EU General Data Protection Regulation and the UK General Data Protection Regulation and any other applicable national rules, laws, regulations, directives and governmental requirements concerning biometric data). For clarity, the Customer will ensure the Data Subjects are familiarised with the notice wording contained in Annex B and/or obtain each Data Subject's consent to that wording before any Personal Data is provided to Sumsub, where applicable. When processing of Personal Data of a child, the Customer shall make reasonable efforts to assure that the holder of parental responsibility over the child has given consent for the Processing or authorised the Processing in another manner required under applicable Data Protection Legislation.

c. Upon redirection by Sumsub of requests made by Data Subjects or the authorities empowered by the Applicable Data Protection Legislation, the Customer will respond to the requests concerning the processing of Personal Data conducted by Sumsub and controlled by the Customer or provide Sumsub with the relevant instruction on responding such a request. The communication details is provided in clause 18 of this Agreement. For requests made by the authorities empowered by the Applicable Data Protection Legislation the Parties shall use the notice contacts in accordance with clause 18 of this Agreement. The Customer shall notify Sumsub of any inquiries by the supervisory authorities about Sumsub Service or Sumsub Processing of Personal Data.

4. Sumsub personnel

4.1. Sumsub will ensure that all of its personnel

i. are informed of the confidential nature of the Personal Data and are bound by confidentiality obligations and use restrictions in respect of the Personal Data;

ii. have undertaken training on the Data Protection Legislation relating to handling Personal Data and how it applies to their particular duties; and

iii. are aware both of Sumsub's duties and their personal duties and obligations under the Data Protection Legislation and this Agreement.

4.2. Sumsub will take reasonable steps to ensure the reliability, integrity and trustworthiness of and conduct background checks consistent with applicable law on all of Sumsub's personnel with access to the Personal Data.

5. Data Protection and Security

5.1. Sumsub must at all times implement appropriate technical and organisational measures ('**TOMs**') against unauthorised or unlawful processing, access, disclosure, copying, modification, storage, reproduction, display or distribution of Personal Data, and against accidental or unlawful loss, destruction, alteration, disclosure or damage of Personal Data.

The list of such measures is provided in Annex C.

5.2. Sumsub will keep detailed, accurate and up-to-date records on actions commited by the Customer and Sumsub personnel in order to ensure records of compliance with obligations under this Agreement and Sumsub will provide the Customer with copies of the Records upon request.

6. Personal Data Breach

6.1. Sumsub will promptly and without undue delay notify the Customer if any Personal Data is lost or destroyed or becomes damaged, corrupted, or unusable. Sumsub will restore such Personal Data at its own expense.

6.2. Sumsub will immediately and without undue delay notify the Customer if it becomes aware of

a. any accidental, unauthorised or unlawful processing of the Personal Data; or
b. any Personal Data Breach.

6.3. Where Sumsub becomes aware of (a) and/or (b) above, it shall, without undue delay, also provide the Customer with the following information:

i. description of the nature of (a) and/or (b), including the categories and an approximate number of both Data Subjects and Personal Data records concerned;

ii. the likely consequences; and

iii. description of the measures taken or proposed to be taken to address (a) and/or (b), including measures to mitigate its possible adverse effects.

6.4. Immediately following any unauthorised or unlawful Personal Data processing or Personal Data Breach, the parties will coordinate with each other to investigate the matter. Sumsub will reasonably cooperate with the Customer in the Customer's handling of the matter, including

i. assisting with any investigation;

ii. providing the Customer with physical access to any facilities and operations affected;

iii. facilitating interviews with Sumsub's employees, former employees and others involved in the matter;

iv. making available all relevant records, logs, files, data reporting and other materials required to comply with all Data Protection Legislation or as otherwise reasonably required by the Customer; and

v. taking reasonable and prompt steps to mitigate the effects and to minimise any damage resulting from the Personal Data Breach or unlawful Personal Data processing.

6.5. Sumsub will not inform any third party of any Personal Data Breach without first obtaining the Customer's prior written consent, except when required to do so by law.

6.6. Sumsub agrees that the Customer has the sole right to determine:

i. whether to provide notice of the Personal Data Breach to any Data Subjects, supervisory authorities, regulators, law enforcement agencies or others, as required by law or regulation or in the Customer's discretion, including the contents and delivery method of the notice; and

ii. whether to offer any type of remedy to affected Data Subjects, including the nature and extent of such remedy.

6.7. Sumsub will cover all reasonable expenses associated with the performance of the obligations under clause 6.2 and clause 6.4 unless the matter arose from the Customer's specific instructions, negligence, wilful

default or breach of this Agreement, in which case the Customer will cover all reasonable expenses.

7. International transfers of personal data

7.1. Sumsub (or any subcontractor) shall not transfer or otherwise process Personal Data outside the European Economic Area (EEA) or the United Kingdom unless:

i. data recipients or third countries ensure an adequate level of protection for the rights and freedoms of data subjects in relation to the Processing of Customer Personal Data as determined by the European Commission (EC) or the Information Commissioner's Office (ICO);

ii. the transfer is based on the Binding Corporate Rules or Standard Contractual Clauses or another legally recognised transfer method.

Provided that an adequacy decision/regulation of the EC or the ICO is amended or withdrawn, resulting in the inability to rely on it as a data transfer mechanism by the Parties, such transfer shall be conducted as provided in clause 7.2.

7.2. If any Personal Data transfer between the Customer (as 'data exporter') and Sumsub (as 'data importer') requires the execution of the Standard Contractual Clauses ('SCCs') that are available here (https://eur-lex.europa.eu) in order to comply with the Data Protection Legislation, the parties conclude SCCs as indicated in Annexes D-1, D-2 and D-3, accordingly, which shall be deemed incorporated into and form a part of this Agreement, as follows:

In relation to transfers of Personal Data that is protected by the EU GDPR and processed per clause 2.1.(a) of this Agreement, the SCCs shall apply, completed as follows:

i. Module Two or Module Three will apply (as applicable);

ii. in Clause 7, the optional docking clause will apply;

iii. in Clause 9, Option 2 will apply, and the time period for prior notice of Subprocessor changes shall be as set out in clause 8.1. of this Agreement;

iv. in Clause 11, the optional language will not apply;

v. in Clause 17, Option 1 will apply, and the SCCs will be governed by law of Ireland;

vi. in Clause 18(b), disputes shall be resolved before the courts of England and Wales;

vii. Annex I of the SCCs shall be deemed completed with the information set out in Annex D-1 to this Agreement; and

viii. Subject to clause 6 of the SCCs, Annex II of the SCCs shall be deemed completed with the information set out in Annex C to this Agreement;

In relation to transfers of Personal Data protected by the EU GDPR and processed per clause 2.1.(b) of this Agreement, the SCCs shall apply, completed as follows:

i. Module One will apply;

ii. in Clause 7, the optional docking clause will apply;

iii. in Clause 11, the optional language will not apply;

iv. in Clause 17, Option 1 will apply, and the SCCs will be governed by law of Ireland;

v. in Clause 18(b), disputes shall be resolved before the courts of England and Wales;

vi. Annex I of the SCCs shall be deemed completed with the information set out in Annex D-2 to this Agreement; and

vii. Subject to the language provided in clause6(i) of this Agreement, Annex II of the SCCs shall be deemed completed with the information set out in Annex C to this Agreement;

In relation to transfers of Personal Data protected by the UK GDPR, the SCCs, as implemented under sub-paragraphs (a) and (b) above, will apply with the following modifications:

i. the SCCs shall be deemed amended as specified by Part 2 of the UK Addendum;

ii. tables 1 to 3 in Part 1 of the UK Addendum shall be deemed completed respectively with the information set out in Annex D-3 of this Agreement (as applicable); and

iii. table 4 in Part 1 of the UK Addendum shall be deemed completed by selecting "neither party".

7.3. In cases where a third-party processor is involved in fulfilling the Master Agreement and processing Personal Data in accordance with this Agreement, and such a third-party processor is located in a third country, the transfer of data from Sumsub to this third-party processor requires application of certain appropriate safeguards, such transfers will be subject to the appropriate safeguards specified in Article 46 EU GDPR and UK GDPR.

Where possible, such transfers should be made on the basis of Adequacy Decisions per Article 45 of the EU GDPR or Adequacy Regulations in accordance with Article 17A of the Data Protection Act 2018.

7.4. When the Customer transfers any Personal Data from the System or provides access to the System to any third party or recipient, including those located outside the EU/EEA/UK, the Customer is solely responsible for ensuring that such transfer is legal and is subject to the applicable protection regime and/or appropriate safeguards in accordance with applicable Data Protection Legislation.

8. Subprocessors

8.1. Sumsub may authorise a subprocessor to process the Personal Data, and it hereby represents and guarantees, subject to clauses 16 and 17, that:

a. Sumsub enters into a written contract with the subprocessor that contains terms substantially the same as those set out in this Agreement, in particular, in relation to requiring appropriate technical and organisational data security measures;

b. Sumsub maintains control over all Personal Data it entrusts to the subprocessor.

The Customer grants Sumsub general authorisation to engage any subprocessor by selecting a set of services for which this subprocessor needs to be involved when signing the Master Agreement. Sumsub will maintain the list of engaged subprocessors (Annex E), which will be updated in the Dashboard notifications and which the Customer shall read and review to receive the updated information. If the Customer objects to the engagement of the specified subprocessor and provides legitimate reasons for the objection, Sumsub,

may (i) cease to use the new subprocessor with regard to Personal Data (if possible, to continue providing service without using a particular subprocessor, and it will not affect SLA and quality of service), (ii) taking into account the costs and state of the art, consider providing another subprocessor, or (iii) If it is impossible to provide another subprocessor or if the Customer objects to any subprocessor, Sumsub may cease to provide or the Customer may agree not to use (temporarily or permanently) the particular aspect of a Sumsub Service that would involve the use of the subprocessor to process Personal Data. Sumsub or the Customer may terminate this Agreement in accordance with clause 11.4. hereto.

8.2. Where the subprocessor fails to fulfil its obligations under such a written agreement, Sumsub remains fully liable to the Customer for the subprocessor's performance of its agreement obligations.

8.3. The Parties consider Sumsub to control any Personal Data controlled by or in possession of its subprocessors.

9. Recipients

9.1. The parties agree that any transfer of Personal Data within the Dashboard from the Customer to a third party will be possible only if:

i. appropriate contractual obligations and other relevant obligations will be entered into between the Customer and the third party under applicable Data Protection Legislation; and

ii. the Customer will give written instructions for such a transfer by completing the relevant legal arrangement.

10. Complaints, data subject requests and third-party rights

10.1. Sumsub must, at no additional cost, take such technical and organisational measures as may be appropriate and promptly provide such information to the Customer as the Customer may reasonably require to enable the Customer to comply with:

i. the rights of Data Subjects under the Data Protection Legislation, including subject access and portability rights, the rights to rectify and erase personal data, object to the processing and automated processing of personal data, and restrict the processing of personal data; and

ii. information or assessment notices served on the Customer by any supervisory authority under the Data Protection Legislation.

10.2. Sumsub must notify the Customer immediately if it receives any complaint, notice or communication that relates directly or indirectly to the processing of the Personal Data or to either party's compliance with the Data Protection Legislation. The communication details are indicated in clause 18 of this Agreement.

10.3. Sumsub must notify the Customer within 10 working days if it receives a request from a Data Subject for access to their Personal Data or to exercise any of their related rights under the Data Protection Legislation.

10.4. Sumsub will give the Customer its full cooperation and assistance in responding to any complaint, notice, communication or Data Subject request.

10.5. Sumsub must not disclose the Personal Data to any Data Subject or to a third party other than at the Customer's request or instruction, as provided for in this Agreement or as required by law.

11. Term and termination

11.1. This Agreement will remain in full force and effect so long as the Master Agreement remains in effect.

11.2. Any provision of this Agreement that expressly should come into or continue in force on or after the termination of the Master Agreement in order to protect Personal Data will remain in full force and effect.

11.3. Sumsub's failure to comply with the terms of this Agreement is a material breach of the Master Agreement. In such an event, the Customer may terminate any part of the Master Agreement authorising the processing of Personal Data effective immediately on written notice to Sumsub without further liability or obligation.

11.4. If a change in any Data Protection Legislation prevents either party from fulfilling all or part of its Master Agreement obligations, the parties will suspend the processing of Personal Data until that processing complies with the new requirements. If the parties are unable to bring the Personal Data processing into compliance with the Data Protection Legislation within 2 (two) months, they may terminate the Master Agreement on written notice to the other party. By signing this agreement, the Customer agrees that the termination is the sole remedy in such a situation.

12. Data return and destruction

12.1. At the Customer's request, Sumsub will give the Customer a copy of or access to all or part of the Customer's Personal Data in its possession or control in the format and on the media reasonably specified by the Customer.

12.2. Sumsub will cease any processing and delete and/or return if directed in writing by the Customer, all or any Personal Data related to this Agreement upon (i) instruction from the Customer in connection with the Services or (ii) written request of the Customer in connection with the termination of the Master Agreement for any reason or expiry of its term.

This clause does not apply to the processing of Personal Data carried out in accordance with clause 2.1.(b).

12.3. If any law, regulation, or government or regulatory body requires Sumsub to retain any documents or materials that Sumsub would otherwise be required to return or destroy, it will notify the Customer in writing of that retention requirement, giving details of the documents or materials that it must retain, the legal basis for retention, and establishing a specific timeline for destruction once the retention requirement ends.

12.4. Where the Customer has instructed that any Personal Data be deleted, Sumsub will certify in writing that it has destroyed the Personal Data within 30 days after it completes the destruction.

13. Review

13.1. The Customer and Sumsub must review the information listed in Annex A to this Agreement once a year or earlier subject to mutual consent to confirm its current accuracy and update it when required to reflect current practices.

14. Audit

14.1. Sumsub shall, in accordance with Data Protection Legislation, make available to the Customer any information as is reasonably necessary to demonstrate Sumsub's compliance with its obligations as a data processor under the Data Protection Legislation and allow for and contribute to audits, including inspections, by the Customer, subject to the Customer:

i. giving Sumsub 30-day prior notice of such information request, audit and/or inspection being required;

ii. ensuring that all information obtained or generated in connection with such information requests, inspections and audits is kept strictly confidential (save for disclosure to a supervisory authority or as otherwise required by applicable law);

iii. ensuring that such audit or inspection is undertaken during normal business hours, with minimal disruption to Sumsub's business, a subprocessors' business and the business of other customers of Sumsub; and

iv. paying Sumsub's reasonable costs for assisting with the provision of information and allowing for and contributing to inspections and audits.

14.2. Clause 14.1. shall be ensured as follows:

i. remote electronic access to, and copies of the Records and any other relevant information held at Sumsub's premises or on systems storing Personal Data;

ii. access to any of Sumsub's personnel reasonably necessary to provide all explanations and perform the audit effectively; and

iii. remote inspection of all relevant documentation and the infrastructure, electronic data or systems, facilities, equipment or application software used to store, process or transport Personal Data.

14.3. At least once a year, Sumsub will conduct audits of its Personal Data processing practices and the information technology and information security controls for all facilities and systems used in complying with its obligations under this Agreement, including, but not limited to, obtaining a network-level vulnerability assessment performed by a recognised third-party audit firm based on recognised industry best practices.

14.4. Sumsub will promptly address any exceptions noted in the audit reports with the development and implementation of a corrective action plan by Sumsub's management.

15. Breach Notification

15.1. If a Personal Data Breach occurs or is occurring, or Sumsub becomes aware of a breach of any of its obligations under this Agreement or any Data Protection Legislation, Sumsub will:

i. promptly conduct its own audit to determine the cause;

ii. produce a written report that includes detailed plans to remedy any deficiencies identified by the audit;

iii. provide the Customer with a copy of the written audit report; and

iv. promptly remedy any deficiencies identified by the audit.

16. Warranties

16.1. Sumsub warrants and represents that:

a. its employees, subcontractors, agents and any other person or persons accessing Personal Data on its behalf are reliable and trustworthy and have received the required training on the Data Protection Legislation relating to the Personal Data;

b. it and anyone operating on its behalf will process the Personal Data in compliance with the Data Protection Legislation and other laws, enactments, regulations, orders, standards and other similar instruments;

c. it has no reason to believe that the Data Protection Legislation prevents it from providing any of the Master Agreement's contracted services; and

d. considering the current technology environment and implementation costs, it will take appropriate technical and organisational measures to prevent the unauthorised or unlawful processing of Personal Data and the accidental loss or destruction of, or damage to, Personal Data, and ensure a level of security appropriate to:

i. the harm that might result from such unauthorised or unlawful processing or accidental loss, destruction or damage;

ii. the nature of the Personal Data protected; and

iii. comply with all applicable Data Protection Legislation and its information and security policies, including the security measures required in clause 5.1.

16.2. The Customer warrants and represents that Sumsub's expected use of the Personal Data for the Business Purposes and as specifically instructed by the Customer will comply with the Data Protection Legislation.

17. Indemnification

17.1. The Customer agrees to indemnify Sumsub against any losses arising out of or incurred in connection with any claims brought by third parties under the Data Protection Legislation in connection with any breach (including for the avoidance of doubt any alleged breach) of clause 3.2 hereof.

18. Notice and the DPO

18.1 Any notice or other communication given to a party under or in connection with this Agreement must be in writing and delivered to:

For the Customer: Jeff Hinshaw, jeff@humbl.com

PII Protection Officer:	Jeff Hinshaw jeff@humbl.com
Domain name:	https://www.humbl.com
The Customer's email address to be used by Data Subjects to submit any requests they may have in line with the Applicable Laws shall be:	admin@humbl.com

The Customer agrees that Sumsub may provide this email to Data Subjects without prior notice.

For Sumsub: Erik Leino, erik.l@sumsub.com

18.2. Clause 18.1. does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

This agreement has been entered into on the date stated at the beginning of it.

Annex A

Data Processing Instruction

The Customer's Purpose of Processing: CDD and AML/CFT rules compliance for KYC, if applicable

Business Purpose: Execution of the Master Agreement

Nature of Processing: Remote identity verification and other CDD procedures

Duration of Processing: Term of the Master Agreement or any other term indicated in line with clause 12 of this Agreement

Data subjects categories: the Customer's customers

Categories of data for Processing: The Personal Data processing is based on the products or services selected in ANNEX 2 of the Master Agreement, which may include, but are not limited to the categories of Personal Data specified below.

For clarity, geolocation data (e.g. IP address) and technical data (e.g. (software and hardware attributes (camera and device name)) are strictly necessary to the extension of detection of fraud patterns as well as provision the correct risk score to the Customer.

KYC (A-Z)

- *For Address verification:* General Personal Data (full name, gender, personal identification code or number, date of birth, legal capacity, nationality and citizenship), ID document data (document type, issuing country, ID number, expiry date, MRZ, information embedded into document barcodes (may vary depending on the document), security features); PoA document data; Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from Data Subject's device).

- *For AML Screening:* General Personal Data (full name, gender, personal identification code or number, date of birth, legal capacity, nationality and citizenship), ID document data (document type, issuing country, ID number, expiry date, MRZ, information embedded into document barcodes (may vary depending on the document), security features); Relevant publicly available data (information regarding a person being a Politically Exposed Person (PEP) or included in sanctions lists); Technical data (software and hardware attributes (camera and devise name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device);

- *For Bank Card extraction and sensitive data masking*: General Personal Data (full name, gender, personal identification code or number, date of birth, legal capacity, nationality and citizenship); Banking details (card holder name, expiry date, first 6 and last 4 digits of the card number); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device.

- *For Biometric Checks (Liveness & Face Match):* Facial Image data (photos of face including selfie images and photo or scan of face on the ID document), Biometric data (numeric facial features); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device.

- *For Biometric Checks (Selfie image & Face Match):* Facial Image data (selfie images and photo or scan of face on the ID document); Biometric data (numeric facial features); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from Data Subject's device.

- *For Biometric Checks (Video selfie & Face Match):* Facial Image data (video-selfie (recording of short video with person saying 3 numbers transmitted to the screen of device used) and photo or scan of face on the ID document); Biometric data (numeric facial features); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device.

- *For Email verification:* Email address; Unique Identifier (Applicant ID).

- *For ID document verification*: General Personal Data (full name, gender, personal identification code or number, date of birth, legal capacity, nationality and citizenship); ID document data (document type, issuing country, ID number, expiry date, MRZ, information embedded into document barcodes (may vary depending on the document), security features); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device).

- *For Phone verification:* Phone number; Unique Identifier (Applicant ID).

- *For Questionnaire:* Depends on the Customer's requirements

- *For Source of Funds and Wealth Check*: General Personal Data (full name, gender, personal identification code or number, date of birth, legal capacity, nationality and citizenship); Data extracted from documents provided as proof of source of funds/wealth; Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device).

- *For Video Identification*: General Personal Data (full name, gender, personal identification code or number, date of birth, legal capacity, nationality and citizenship); ID document data (document type, issuing country, ID number, expiry date); Facial image data (video, sound recordings and screenshots of face); other Personal Data for AML/CFT purpose (activity profile, area of activity, purpose and nature of establishment of a business relationship, etc.); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device).

KYB (A-Z)

- *For Intermediate Shareholder Check*: Corporate company documents, containing information about name, position, share owning of a particular person considered as shareholder.

- *For Ownership and Management Check*: Corporate company documents, containing information about name, position, share owning of particular person considered as a shareholder or a top manager.

Extras (A-Z)

- *For custom fields:* Additional information in the ID (depending on the country – personal identification number, tax ID, etc.);

- *For Face authentication:* Facial Image data (photos of face including selfie images and photo or scan of face on the ID); Biometric data (numeric facial features); Technical data (software and hardware attributes (camera and device name); Unique Identifier (Applicant ID); Geolocation data (IP address and domain name; general geographic location (e.g., city, country) from the Data Subject's device).

- *For Known Face Search (Additional to Biometrics Checks):* comparison of already provided facial image data.

- *For NIN verification for Nigeria:* NIN number data.

- *For Ongoing AML Screening:* AML Screening data set.

- *For Ongoing ID document verification:* ID document verification data set.

- *For SMS notification:* Phone number.

- *For Support:* Full name (name and surname); contact details (email address and/or phone number); Other information to mitigate the issue.

KYT

- *For Transaction monitoring*: Full name of the sender and the recipient, the address of the sender and the recipient, and the Unique identifier of the counterparties provided by Sumsub and the particular Customer.

Frequency of transfers in case of international transfers: on a continuous basis, in accordance with the Customer's purpose(s) and Business purpose.

Subject matter, nature and duration of the processing by (sub-) processor: The subject matter, nature and duration of the processing is indicated and specified in the relevant Agreement with the subprocessor that Sumsub engages for Business purpose. More details is provided in Annex E.

Annex B

Consent and Privacy Notice Wording

The Customer shall ensure that, where applicable, it collects each Data Subject's consent for Sumsub (as a third-party processor) to process Personal Data, including biometric data, related to this Agreement in accordance with the applicable Data Protection Legislation (particularly Article 9 of the EU GDPR and the UK GDPR) by complying with either point (a) or (b) below:

a. The following notice and consent language must be incorporated into the Customer's interface with respect to any person using the Customer's services, where Sumsub is integrated, through the following requisite steps:

1. The Customer is to explain to Data Subjects that it uses a third party, Sumsub, to process their Personal Data.

2. The Customer is to present to Data Subjects the following or a sufficiently similar notification prior to asking any Data Subject to proceed to complete any check powered by Sumsub:

   "By clicking "Accept" below or otherwise continuing the verification procedure, you agree you have read, understand and accept Sumsub Privacy Notice"

3. The Customer is to provide a link to the full text of Sumsub Privacy Notice, which is hosted externally by Sumsub, from within its application /user interface, this will enable Data Subjects to understand more about the services Sumsub provides to the Customer. The full text of the current versions of each of these documents and the URLs you can use are:

   Sumsub Privacy Notice is available at https://sumsub.com/privacy-notice/

   The following API consent parameter must be implemented by the Customer in respect of use of the Services:
   Sumsub privacy_notice_read_consent_given

b. The Customer will incorporate terms which meet the following requirements into its own policies and legal agreements with Data Subject:

1. Appropriate Privacy Notice: Customer must present the Data Subjects with an appropriate policy document which meets the requirements of the applicable Data Protection Legislation, describing in particular:

   - the processing of biometric data while capturing face and processing of the biometric identifiers,
   - the specific purpose for which the biometric data is collected,
   - the use of third party service providers to perform this service aimed to perform identity verification on the Customer's behalf,
   - other matters required by the applicable Data Protection legislation, including the use, storage,

retention periods, third-countries transfers, etc.

2. Adoption of API consent parameter (privacy_notices_read_consent_given): Customer must implement the following API consent parameter in respect of use of the Services:

Sumsub Privacy_notices_read_consent_given

Annex C

Minimum technical and organisational measures description

These measures refer to Sumsub group of companies (further - "Sumsub") and its directly or indirectly controlled wholly-owned subsidiaries conducting business within the European Economic Area (EEA) and the United Kingdom (the UK) or processing the Personal Data of data subjects within EEA and the UK.

1. Definitions

1.1. (Personal) Data Protection Framework (also - Data Protection Framework) – a formal structure for managing personal data protection;

1.2. EU GDPR – EU General Data Protection Regulation;

1.3. UK GDPR – UK General Data Protection Regulation;

1.4. Applicable laws – the EU GDPR or the UK GDPR, or any other data protection legislation that directly applies to the Sumsub processing activities;

1.5. Sumsub group of companies – affiliates and the companies included in the group, for rendering remote identity verification services, compliance with applicable laws and improving the quality of such services.

2. Applicable standards and controls

Sumsub adheres to the principles of integrity, availability and confidentiality of the information (and Personal Data as its integral part) it processes in line with international industry standards and applicable law requirements.

2.1. Standards and normative requirements

Sumsub management is maintained in accordance with the lead industry standards (e.g., the ISO 27001 and/or SOC 2 Type 2) for the establishment, implementation, and control of the Information Security Management System (ISMS). Sumsub has established the organisational structure to ensure the effectiveness of the Data protection framework. Since Sumsub's business activities are worldwide oriented, Sumsub documents the regulatory obligations in the Data protection framework.

To maintain the ISMS and the Data protection framework, Sumsub implements policies, processes, enforcement measures and controls governing all storage/processing/transmitting of Personal Data, designed to

a. secure Personal Data against accidental or unlawful loss, access or disclosure;

b. identify reasonably foreseeable risks to security and authorized access to personal data; and

c. minimise security risks, including through risk assessment and regular testing.

Sumsub actively follows information security trends and developments as well as legal developments with regards to the services provided and especially with regards to Personal Data and uses such insights to maintain its ISMS and Data protection framework, taking into account privacy by design and by default.

To the extent of processing of cardholder or payment data (such as payment or credit cards), Sumsub will maintain its ISMS in accordance with the PCI DSS standard, augmented to cover Personal Data or other alternative standards that are substantially equivalent to PCI DSS for the establishment, implementation, and control of its ISMS. Additionally, Sumsub will be assessed against PCI DSS annually by an on-site inspection carried out by an independent party.

Sumsub implements the principles of documentation and formalization with subsequent unification of data processing procedures in terms of access control, segregation of duties (SoD) and mindful attitude to the personal data.

2.2. Management involvement

The Data protection framework is provided by the company management, defining the data protection goals and this Description implementation and control.

2.3. Register of assets and data flow

Assets containing any information are documented and evaluated in the ISMS Register of Assets. Personal data is an integral part of such information.

Sumsub documents its data flows by maintaining and updating the Register of Processing Activities and Mapping (RoPA) and reviews it at least annually or in case of an internal policy change. The information in RoPA demonstrates how data is processed and transferred, who it is disclosed to and whether it is secured.

2.4. Risk-based approach

Based on assets, the risks regarding information handling are assessed and registered. The risk assessment and treatment process is based on ISO 27005.

The risk assessment and risks mitigations procedures, including those related to a data protection impact assessment (DPIA) and a transfer impact assessment (TIA) is conducted at least annually.

2.5. International data transfer

The international data transfers are registered and subject to analysis. The international data transfer process complies with the applicable laws. As such, Sumsub relies on the EU adequacy decision (or UK adequacy regulations), the Standard Contractual Clauses (SCCs) and derogations under Article 49 of the EU GDPR and the UK GDPR; and Binding Corporate Rules or other safeguards defined in Article 46 of the EU GDPR or the UK GDPR as applied by Sumsub suppliers.

Sumsub prevents and does not conduct any restricted international data transfers.

3. Organisational and technical measures description

3.1. Maintain Policies and Procedures

Sumsub's ISMS is based on its policies that are regularly reviewed and maintained, and disseminated to all relevant parties, including all personnel. The policies and derived procedures clearly define information security responsibilities, including responsibilities for

- Maintaining policies and procedures,
- Secure development, operation and maintenance of software and systems,
- Security alert handling,

- Security incident response and escalation procedures,
- User account administration,
- Monitoring and control of all systems as well as access to personal data;
- Ensuring data subject rights' execution;
- Risk management and mitigation planning.

3.2. Data retention and encryption

The Personal Data is stored to a minimum and for a specific period in line with the Controller's instructions. The default infrastructure for data storage is AWS Amazon (Frankfurt am Main, Germany).

Sumsub uses strong encryption for personal data. As such, Sumsub has documented and implemented all necessary procedures to protect (cryptographic) keys used to secure stored Personal Data against disclosure and misuse. The Encryption Key is stored separately from other data and is by default located in Germany (Frankfurt am Main). All transmission of Personal Data across open, public networks is encrypted using strong cryptography and security protocols.

Personal information is encrypted using AES-256 at rest and HTTPS, TLS 1.2/1.3 in transit.

The Company implements data retention and disposal policies to limit data storage to that which is necessary, in accordance with the needs of the Controller.

3.3. Secure Networks and Systems

Sumsub has installed and maintains a firewall configuration to protect Personal Data that controls all traffic allowed between Sumsub's (internal) network and untrusted (external) networks, as well as traffic into and out of more sensitive elements of its internal network. This includes current documentation, change control and regular reviews.

Sumsub uses vendor-supplied defaults for system passwords and other security parameters on any systems if these are consistent with industry-accepted system hardening standards.

The firewalls are used to protect Sumsub's internet connection. This is the first line of defence against an intrusion from the Internet. The firewalls security rules on all layers are as follows:

- VPC,
- load balancing,
- instances,
- operating system (firewall rules via iptables),
- application.

3.4. Anti-malware protection

Anti-virus products that Sumsub employs regularly scan the network to prevent or detect threats include both internal and external vulnerability scanning and application scanning. Quarterly external scans and annual penetration tests are conducted by external qualified, credentialed, and industry recognised organisations. Sumsub will remedy vulnerabilities identified during scans and penetration tests in a commercially reasonable manner and time frame based on severity. Information systems and file transfer operations have effective and operational anti-virus software. All anti-virus software is configured for deployment and automatic updates. Anti-virus software is integrated with processes and will automatically generate alerts if potentially harmful code is dedicated for their investigation and analysis.

3.5. Implementation of Access Control Measures

3.5.1. Sumsub personnel access

Sumsub Systems means Sumsub's data centre facilities, servers, networking equipment, and host software systems (e.g. virtual firewalls) as employed by Sumsub to process Personal Data.

Sumsub Systems will be accessible to personnel as necessary to provide the services Sumsub offers. The access controls and policies are maintained to manage Sumsub Systems access ports in relation to any network connection and user, including the use of firewalls or functionally equivalent technology and authentication controls.

Sumsub restricts access to Personal Data to businesses' need to know to ensure that critical data can only be accessed by authorised personnel. This is achieved by:

- Limiting access to system components and Personal Data to only those individuals whose job requires such access and
- Establishing and maintaining an access control system for system components that restricts access based on a user's need to know, with a default least privilege principle.

Sumsub implements 2FA or MFA for access to Sumsub Systems. Authentication policies and procedures are communicated to all users and groups.

3.5.2. Customer's access

Access control to Personal Data and services is implemented, and provision of access to the Customer's system to users and sources the Customer trusts in correspondence with the access restriction principle the Customer adheres to. Supplementary details of how access to your system is controlled:

- Service Auditing,
- File Auditing,
- Integrated security information management solution (on Linux): 389 Directory Server, MIT Kerberos, Dogtag certificate system, SSSD.

3.6. Restriction of Access to Personal Data

3.6.1. Virtual access

Access restriction is provided when there is no necessity to Processing Personal Data. Revocation of access is carried out automatically on personal dismissal through the electronic system. The Customer users' access will be restricted by the Customer via technical tools Sumsub provides in the Dashboard.

Access provision and restriction are also limited by the use of Sumsub's personal VPN connection. Some systems containing confidential (and highly confidential, if applicable) data are protected from unauthorised access due to VPN connection restrictions.

3.6.2. Physical access

Any physical access to Personal Data or Sumsub Systems that host Personal Data are appropriately restricted using entry controls and procedures to distinguish between onsite personnel and visitors. Access to

sensitive areas is controlled and includes processes for authorisation based on job function and access revocation for personnel and visitors.

Media and backups are secured, and (internal and external) distribution is strictly controlled. Media containing Personal Data no longer needed for business or legal reasons is rendered unrecoverable or physically destroyed.

3.7. Log Management

All events happening in the Sumsub Systems are tracked and monitored using centralised logging mechanisms that allow thorough tracking of the following information:

- the system configuration changes;
- integration to the system activities;
- adding and deleting a user;
- approval of the applications and other automated requests within the system.

The audit trails are secured and protected, including file-integrity monitoring to prevent a change of existing log data and/or generate alerts. When alerting or in case of any problem, an analysis is conducted. Audit trails for critical systems are kept termless.

All Sumsub Systems are synchronised by implementing Network Time Protocol (NTP) or a similar capability.

3.8. Physical Security

3.8.1. Physical Access Controls

Physical components of Sumsub infrastructure are kept in office facilities ("Facilities"). Physical controls are used to prevent unauthorised entrance to Facilities both at the perimeter and at building access points. Depending on the office, passage through physical barriers at the Facilities requires either electronic access control validation (card access systems, etc.) or validation by human security personnel (a responsible staff member). Personnel are assigned full name badges that must be worn while the personnel is at any of the Facilities. Visitors are required to sign in with designated personnel, must show appropriate identification, are assigned a visitor badge that must be worn while the visitor is at any of the Facilities, and are continually escorted by a responsible staff member while visiting the Facilities.

3.8.2. Limited Personnel Access

Sumsub provides access to the Facilities to those employees and contractors who have a legitimate job need for such access privileges. When an employee or contractor no longer has a job need for the access privileges assigned to them, the access privileges are promptly revoked, even if the employee or contractor continues to be an employee of the Sumsub.

3.8.3. Physical Security Protections

All access points are maintained in a secured (locked) state. Access points to the Facilities are monitored by video surveillance cameras designed to record all individuals accessing the Facilities. Depending on the office, Sumsub also maintains electronic intrusion detection systems designed to detect unauthorized access to the Facilities. All physical access to the Facilities by personnel is logged and routinely audited.

3.8.4. Continued Evaluation

Sumsub will conduct periodic reviews of the security of employed measures and their adequacy as measured against industry security standards and its policies and procedures. Sumsub will continuously evaluate the security of its Systems to determine whether additional or different security measures are required to respond to new security risks or findings generated during the periodic reviews.

3.9. Incident Management and Data Breach

Sumsub has implemented and maintains an incident response plan and prepared to respond immediately to an information security incident and data breach. Incident management includes

- Definition of roles, responsibilities, and communication and contact strategies in the event of a compromise, including notification of Customers;
- Specific incident response procedures;
- Analysis of legal requirements for reporting compromises;
- Coverage of all critical system components;
- Regular review and testing of the plan;
- Incident management personnel that is available 24/7;
- Training of staff;
- Inclusion of alerts from all security monitoring systems;
- Modification and evolution of the plan according to lessons learned and to incorporate industry developments.

Sumsub implements a business continuity process (BCP) and a disaster recovery process (DRP) that are maintained and regularly tested. An IT Service Continuity Plan is also prepared.

The process of responding to potential Personal Data breach situations is documented and the relevant notification templates for supervisory authority and concerned data subjects are prepared as well.

3.10. Backup and recovery

Personal Data is regularly backed up via snapshots (backup encrypted filesystem images). Regular backups of the most important Sumsub and Customer data will ensure it can be quickly restored in the event of disaster or ransomware infection.

Sumsub implements a number of recovery solutions designed to facilitate the quickest possible resumption of its critical functions. Examples of these include but are not limited to the use of alternative sites (relocation), remote access for staff members, evacuation, data backup, and Company Service provider mechanisms and procedures.

3.11. Supplier Management

The involvement of suppliers and subcontractors (also known as subprocessors) is carried out based on written legal arrangement with the specified rights and obligations, including the confidentiality and security of Personal Data and the use of a unified standard and implementation of the Customer Due Diligence and Data Protection Compliance assessment.

Sumsub documents the list of used suppliers depending on their function or role. The supplier management system is documented and monitored as well. An annual evaluation of each supplier is conducted, including the review of attestation reports (i.e. SOC 2, PCI, ISO) if available.

3.12. State of the art principle

Sumsub's software and devices are kept up-to-date via Operating System-Unattended Updates (Linux unattended-upgrades packages). Hardware and software need regular updates to fix bugs and security vulnerabilities.

3.13. Personnel and Privacy awareness

3.13.1. Newcomer awareness

Personnel undergo background checks prior to hiring. The newcomer is required to read the Introduction to Information Security Rules that includes privacy matters rules. Sumsub organises mandatory training/webinars regarding data protection and security for newcomers within the first 30 days where they are instructed on the rules of information security, whereof the protection of Personal Data is an integral part.

3.13.2. Further education process

In the further work process, personnel are also involved in different parts of training organised by Sumsub. For some specific topics or to optimize the way information is presented, Sumsub may supply ready-made solutions for training on privacy matters. It is highly welcomed for professional certification preparations for some personnel.

Sumsub uses Vanta to register internal data protection and information security training and keep track of those who miss mandatory training to encourage them to pass it.

The training schedule is drawn up in advance for a year, but there may be unplanned training if the need arises.

3.13.3. Privacy reminder

Sumsub implies 'privacy reminders' mechanisms by placing banners/signs on walls and other areas that employees can easily view. Banners/signs contain reminders of data privacy rules when performing everyday tasks of employees: email exchange, paper works, etc.

3.13.4. Administrative measures

Malicious behaviour must be prevented and shown unattractive. Sumsub informs its personnel of the negative consequences of non-compliance with internal policies and procedures. These consequences include personal responsibility (e.g. paying significant fines in line with Non-Disclosure Agreements).

Backround cheks are conducted to newcomers as permited by local laws.

3.14. Assessment and Monitoring

Sumsub has implemented internal performance evaluation mechanisms of measures undertaken to protect Personal Data and will continue to implement them. The internal audits on EU GDPR and UK GDPR, ISO 27001, SOC 2 and other incoming standard certificates compliance are conducted.

Sumsub considers it necessary to conduct annual or, if applicable, one-time external evaluations of the effectiveness of measures to maintain a Personal Data protection framework. Internal staff perform internal penetration testing and vulnerability scanning on every significant production update using Burp Suite and other tools. Manual penetration testing also covers internet-facing infrastructure analysis, which includes: port scanning for unintended services and software composition analysis.

3.15. External Evaluation

Data protection framework external audits include compliance with the EU GDPR and the UK GDPR principles and requirements. Information security management system external audits (i.e. SOC 2 Type 2, PCI DSS, ISO standards). The other evaluations may include:

- Web application assessment of Sumsub's identity verification platform is provided annually;
- external ASV scanning is performed quarterly (in the framework of PCI DSS compliance measures).

Annex D-1

Description of Processing / Transfer

Modules 2 and 3 (controller/processor to processor transfers)

A. List of Parties

Data exporter(s)

Name: Party identified as 'Customer' in the Agreement.

Address: as defined in the Agreement.

Contact person's name, position and contact details: As provided in clause 18 of the Agreement.

Activities relevant to the data transferred under these Clauses: Provisioning data for the Business purpose.

Role: Controller/Processor

Data importer(s)

Name: Party identified as 'Sumsub' in the Agreement.

Address: as defined in the Agreement.

Contact person's name, position and contact details: Sumsub's DPO, email: privacy@sumsub.com

Activities relevant ti the data transferred under these Clauses:

non-face-to-face customer identification, documents verification,

anti-money laundering customer screening (applies if it is indicated as a Service under the Service Provider Agreement), and

other services related to customer identity verification according to the Service Provider Agreement.

Role: Processor

B. Description of Transfer

As specified in Annex A of the DPA.

C. Competent Supervisory Authority

the competent supervisory authority will be determined in accordance with the criteria set forth in Clause 13 of the SCCs, provided that if the data exporter is not established in an EU Member State and has not appointed a representative, the Cyprus Supervisory Authority shall act as the competent supervisory authority.

ANNEX II

As specified in Annex C of the DPA.

ANNEX III

As specified in Annex E of the DPA.

Annex D-2

Description of Processing / Transfer

Module 1 (controller-to-controller transfers)

A. List of Parties

Data exporter(s)

Name: Party identified as 'Customer' in the Agreeemnt.

Address: as defined in the Agreement.

Contact person's name, position and contact details: As provided in clause 18 of the Agreement.

Activities relevant ti the data transferred under these Clauses: Provisioning data for the Business purpose.

Role: Controller

Data importer(s)

Name: Party identified as 'Sumsub' in the Agreeemnt.

Address: as defined in the Agreement.

Contact person's name, position and contact details: Sumsub's DPO, email: privacy@sumsub.com

Activities relevant ti the data transferred under these Clauses: Improvement of Services

Role: Controller

B. Description of Transfer

As specified in Annex A of the DPA.

C. Competent Supervisory Authority

the competent supervisory authority will be determined in accordance with the criteria set forth in Clause 13 of the SCCs, provided that if the data exporter is not established in an EU Member State and has not appointed a representative, the Cyprus Supervisory Authority shall act as the competent supervisory authority.

ANNEX II

As specified in Annex C of the DPA.

ANNEX III

As specified in Annex E of the DPA.

Annex D-3

International Data Transfer Addendum to the EU Commission Standard Contractual Clauses - UK

PART 1. TABLE

Table 1. Parties

Commencement date: when the restricted transfer is to be conducted

The Parties' details:

Exporter: Customer

Importer: Sumsub

Key Contact: as specified in DPA

Table 2. Selected SCCs, Modules and Selected Clauses

Addendum EU SCCs: The version of the Approved EU SCCs (stated in Annexes D-1 and D-2) to which this Addendum is appended, detailed below, including the Appendix Information.

Table 3. Appendix Information

ANNEX IA: List of Parties: As specified in the preamble of the SCCs (stated in Annex D-1 and/or Annex D-2).

ANNEX IB: Description of Transfer: As specified in Annex A to the DPA.

ANNEX II: Technical and organisational measures including technical and organisational measures to ensure the security of the data: As specified in Annex C to the DPA.

ANNEX III: List of Subprocessors: As specified in Annex E to the DPA.

Annex E

List of Subcontractors

Service delivery and support

Not all of them will be relevant to how the Customer accesses and uses the Services, and there are some details below.

Name(A-Z)	Country	Relevant Sumsub Service	Privacy Information	International data transfer mechanism
AWS Amazon *Amazon Web Services EMEA SARL*	Luxemburg	Data hosting for any Service in selected regions:Germany region - by default, other regions - by request	AWS Amazon Compliance Programs	N/A
Bitfury *Bitfury Holding B.V.*	The Netherlands	Software contributing to Crypto transaction monitoring service	Privacy Policy	N/A
ComplyAdvantage *IVXS UK Limited*	The UK	Software contributing to AML screening and KYT services	Privacy Notice	EU Adequacy Decision for the UK, Brussels, 28 June 2021
Docusign *DocuSign Inc.*	The US	Official documentation signing software (e.g. requests or instructions) signing	Compliance page	Appropriate safeguards pursuant to article 46 of the EU GDPR: Binding Corporate Rules
Egress *Egress Software Technologies Limited*	The UK	DSAR request execution: secure data transfer platform	Privacy Policy	EU Adequacy Decision for the UK, Brussels, 28 June 2021
GBG *GB Group plc*	The UK	Software contributing to the UK residents identification data verification	Privacy Policy	EU Adequacy Decision for the UK, Brussels, 28 June 2021
Google *Google Ireland Limited*	Ireland	Google workspace: email information exchange with the Customer	Google Business Data Responsibility	N/A
Klaus *Qualitista OÜ*	Estonia	Quality control of support in accordance with the Sumsub contractual obligations	GDPR Data Handling	N/A

Name(A-Z)	Country	Relevant Sumsub Service	Privacy Information	International data transfer mechanism
Livechat *LiveChat, Inc.*	The US	Customer support in the System (Dashboard)	Privacy Policy	Appropriate safeguards pursuant to article 46 of the EU GDPR and the UK GDPR: the Standard Contractual Clauses
Maxmind *Maxmind Inc.*	The US	Software contributing to IP address check related services	Privacy Policy	Appropriate safeguards pursuant to article 46 of the EU GDPR and the UK GDPR: the Standard Contractual Clauses
Messente *Messente Communications OÜ*	Estonia	SMS sending(for users from India, Indonesia, Brazil, Vietnam, China)	Data Handling Policy	Appropriate safeguards pursuant to article 46 of the EU GDPR and the UK GDPR: the Standard Contractual Clauses
PandaDoc *PandaDoc, Inc.*	The US	Official documentation signing software (e.g. requests or instructions) signing	GDPR Compliance	Appropriate safeguards pursuant to article 46 of the EU GDPR: the Standard Contractual Clauses
Servers.com *SERVERS.com B.V.*	The Netherlands	Technical data (e.g. logs) hosting and verification results sending software	Privacy Policy	Appropriate safeguards pursuant to article 46 of the EU GDPR: the Standard Contractual Clauses
Slack *Slack Technologies Limited*	The US	Sumsub internal communication platform on issue resolution	Slack's GDPR commitment	Appropriate safeguards pursuant to article 46 of the EU GDPR: the Standard Contractual Clauses
SMS API *LINK Mobility Poland Sp. z o.o.*	Poland	SMS sending when Twilio is out of service	Privacy Policy	Appropriate safeguards pursuant to article 46 of the EU GDPR: the Standard Contractual Clauses

Name(A-Z)	Country	Relevant Sumsub Service	Privacy Information	International data transfer mechanism
Twilio *Twilio, Inc.*	The US	SMS sending (globally) and Video Interview software	Privacy Notice	Appropriate safeguards pursuant to article 46 of the EU GDPR: Binding Corporate Rules
YouTrack *JetBrains s.r.o.*	The Czech Republic	Self-managed licence for Sumsub internal tasks tracking	N/A, no data is processed by this service provider	N/A
Zendesk *Zendesk, Inc.*	The US	Ticketing of the data subject requests' platform upon any receipt to control them and monitor their status and execution by assigning them an ID using Zendesk, where the email conversation with the data subject is also copied.	Zendesk Secure Customer Service	Appropriate safeguards pursuant to article 46 of the EU GDPR: Binding Corporate Rules and the Standard Contractual Clauses

PLEASE NOTE: If the service chosen by the Customer includes access to some specific database, the information about such subprocessor is provided additionally.

Sumsub group of companies subcontractors

The following Sumsub group of companies are engaged in processing personal data for all activities mentioned above.

Entity name	Country	Relevant Service and Purpose	Privacy Information	International data transfer mechanism
Sum and Substance Ltd	The UK	All services and business activities	Privacy Notice and Security and Compliance	EU Adequacy Decision for the UK, Brussels, 28 June 2021
Sumsub Ltd	Cyprus	Compliance services		N/A
Sumsub Tech Ltd	Cyprus	All services and business activities		N/A
Raritex Trade Ltd	Cyprus	All services and business activities		N/A

Entity name	Country	Relevant Service and Purpose	Privacy Information	International data transfer mechanism
Sumsub GmbH	Germany	Software development services		N/A
Sumsub Inc	The US	Sales and customer management services		Appropriate safeguards pursuant to article 46 of the EU GDPR and the UK GDPR: the Standard Contractual Clauses

Signature Certificate

Reference number: VYXTO-UX9BU-UJSWJ-KQLSG

Signer	Timestamp	Signature
Jeff Hinshaw Email: jeff@humbl.com		Jeff Hinshaw
Sent:	20 Feb 2023 07:51:55 UTC	
Viewed:	10 Mar 2023 20:04:32 UTC	
Signed:	17 Mar 2023 20:29:09 UTC	
Recipient Verification:		IP address: 184.179.2.90
✔Email verified	10 Mar 2023 20:04:32 UTC	Location: San Diego, United States
Erik Leino Email: erik.l@sumsub.com		Erik Leino
Sent:	20 Feb 2023 07:51:55 UTC	
Viewed:	17 Mar 2023 21:25:37 UTC	
Signed:	17 Mar 2023 21:27:24 UTC	
Recipient Verification:		IP address: 194.110.13.12
✔Email verified	17 Mar 2023 21:25:37 UTC	Location: London, United Kingdom

Document completed by all parties on:
17 Mar 2023 21:27:24 UTC